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                                  SCHEULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement             [ ] Confidential, for Use of the
[ ] Definitive Proxy Statement                  Commission Only (as permitted
[ ] Definitive Additional Materials             by Rule 14a-6(e)(2))
[ ] Soliciting Material under Rule 14a-12

                                TECHNITROL, INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment  of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1. Title of each class of securities to which transaction applies:

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       2. Aggregate number of securities to which transaction applies:

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       3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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       4. Proposed maximum aggregate value of transaction:

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       5. Total fee paid:

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[ ]    Fee paid previously with preliminary materials: _________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       1. Amount Previously Paid:

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       3. Filing Party:

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       4. Date Filed:

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                                [TECHNITROL LOGO]

                          -----------------------------

                      Notice of Annual Shareholders Meeting

                                  May 23, 2001

                         -----------------------------

     Our annual shareholders meeting will be on Wednesday, May 23, 2001, at 5:00 P.M. in the Meade Room of The Union League of Philadelphia. The Union League is located at 140 South Broad Street, Philadelphia, Pennsylvania. The agenda is to:

     1) Elect three directors for a three-year term;

     2) Approve an amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock from 75 million shares to 175 million shares;

     3) Approve the Technitrol, Inc. 2001 Employee Stock Purchase Plan;

     4) Approve amendments to the Technitrol, Inc. Incentive Compensation Plan to increase the number of authorized shares of Technitrol common stock under the Plan from 2.4 million to 4.9 million and to extend the termination date of the Plan from December 31, 2001 to December 31, 2011;

     5) Approve Restricted Stock Plan II of Technitrol, Inc.;

     6) Select KPMG LLP as independent public accountants for 2001; and

     7) Transact any other business brought before the meeting.

     If you were a shareholder on March 2, 2001, you may vote at the meeting.

                                          By order of the board of directors,




                                          Drew A. Moyer
                                          Corporate Secretary

Trevose, Pennsylvania
March 28, 2001

                      Please Vote - Your vote is important.
 Please return the enclosed proxy as soon as possible in the envelope provided.

                                [TECHNITROL LOGO]

                          -----------------------------

                              1210 Northbrook Drive
                                    Suite 385
                                Trevose, PA 19053
                                  215-355-2900

                          -----------------------------

                                 Proxy Statement
                           Annual Shareholders Meeting
                             Wednesday, May 23, 2001

                          -----------------------------

                                  Introduction

                          -----------------------------

     This proxy statement is distributed on behalf of our Board of Directors. We are sending it to you to solicit proxies for voting at our 2001 annual meeting. The meeting will be held in the Meade Room of The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania. The meeting is scheduled for Wednesday, May 23, 2001, at 5:00 P.M. If necessary, the meeting may be continued at a later time. This proxy statement, the proxy card, an admittance ticket and a copy of our annual report have been mailed by March 28, 2001 to our shareholders of record as of March 2, 2001. Our annual report includes our financial statements for 2000 and 1999.

     The following section includes answers to questions that are frequently asked about the voting process.

     Q: How many votes can I cast?

     A: Holders of common stock as of March 2, 2001 are entitled to one vote per share on all items at the annual meeting except in the election of directors, which is by cumulative voting.

     Q: What is cumulative voting?

     A: For the election of directors, cumulative voting means that you can multiply the number of votes to which you are entitled by the total number of directors to be elected. You may then cast the whole number of votes among one or more candidates in any proportion. If you want to vote in person and use cumulative voting for electing directors, you must notify the chairman of the annual meeting before voting.

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


     Q: How do I vote?

     A: There are two methods. You may attend the meeting and vote in person, or you may complete and mail the proxy card.

     Q: What do I need to attend the meeting?

     A: Attendance at the meeting will be limited to shareholders of record or their authorized representative by proxy and guests by invitation. A ticket to enter the meeting is enclosed with the mailing of this proxy statement and your proxy card. If you are a shareholder of record, please present the ticket at the meeting or provide a form of personal identification, such as a valid driver's license. If your shares are held through an intermediary, such as a bank or broker, you should request a ticket from the intermediary, or present proof of your ownership of Technitrol shares at the meeting. Proof of ownership could include a proxy from the intermediary or a copy of your account statement, which confirms your beneficial ownership of Technitrol shares.

     Q: What vote is necessary for action?

     A: In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected (three), will be elected. Approval of all other matters require the affirmative vote of a majority of shares represented in person or by proxy at the annual meeting and entitled to vote.

     Q: How will the proxies be voted?

     A: Proxies signed and received in time will be voted in accordance with your directions. If no direction is made, the shares will be voted for the election of the three nominated directors, for the amendment to the Amended and Restated Articles of Incorporation, for the approval of the Technitrol, Inc. 2001 Employee Stock Purchase Plan, for the amendments to the Technitrol, Inc. Incentive Compensation Plan, for the approval of Restricted Stock Plan II of Technitrol, Inc. and for the selection of KPMG LLP. Unless you indicate otherwise on the proxy card, Drew A. Moyer and James M. Papada, III, the proxies, will be able to vote cumulatively for the election of directors. If you later wish to revoke your proxy, you may do so by notifying our Secretary in writing prior to the vote at the meeting. If you timely revoke your proxy by notifying our Secretary in writing, you can still vote in person at the meeting.

     Q: What is a quorum?

     A: A majority of the outstanding common shares represents a quorum. A quorum of common shares is necessary to hold a valid meeting. Shares represented in person or by proxy at the annual meeting will be counted for quorum purposes. Abstentions are counted as present for establishing a quorum. Broker non-votes are counted as present for establishing a quorum for all matters to be voted upon, except for the approval of the Technitrol, Inc. 2001 Employee Stock Purchase Plan and for the amendments to the Technitrol, Inc. Incentive Compensation Plan.

     Q: What are broker non-votes?

     A: Broker non-votes are proxies where the broker or nominee does not have discretionary authority to vote shares on the matter. As a result, abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors. They have the same effect as votes against the approval of all other proposals, except for broker non-votes related to the approval of the Technitrol, Inc. 2001 Employee Stock Purchase Plan and the amendments to the Technitrol, Inc. Incentive Compensation Plan. For those matters, broker non-votes will have no effect on the outcome.

     Q: How many shares are outstanding?

     A: There are 33,226,996 shares of common stock entitled to vote at the annual meeting. This was the number of shares outstanding on March 2, 2001. There are no other classes of stock outstanding and entitled to vote.

     Q: Who pays for soliciting the proxies?

     A: Technitrol will pay the cost of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing the notice, proxy card and proxy statement. We may solicit proxies by mail, telephone, facsimile, through brokers and banking institutions, or by our officers and regular employees.

                        Discussion of Matters for Voting
                        --------------------------------

Item 1 - Election of Directors

     There are three classes of directors on the board of directors. The only difference between each class is when they were elected.

     o J. Barton Harrison, Larry D. Olson and Graham Humes are Class I directors whose terms expire in 2002.

     o John E. Burrows, Rajiv L. Gupta and James M. Papada, III, are Class II directors whose terms expire in 2003.

     o Stanley E. Basara, David H. Hofmann and Edward M. Mazze, are Class III directors and were nominated for election at this meeting. If elected, their terms will expire in 2004. They were recommended to the board by its Governance Committee on January 24, 2001.

     Votes on proxy cards will be cast equally for Messrs. Basara, Hofmann and Mazze, unless you indicate otherwise on the proxy card. However, as noted above, the persons designated as proxies may cumulate their votes. You are permitted to vote cumulatively and may indicate this alternative on the enclosed proxy. Messrs. Basara, Hofmann and Mazze are current directors and we do not expect that any of them will be unable or unwilling to serve as director. If that occurs, the board may nominate another person in place of any one of them.

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     The board of directors recommends that you elect Stanley E. Basara, David
H. Hofmann and Edward M. Mazze for a term of three years.

Item 2 - Amendment to Technitrol's Amended and Restated Articles of Incorporation to Increase Authorized Common Stock

     On February 13, 2001, our board of directors approved an amendment to our Amended and Restated Articles of Incorporation that would increase the number of authorized shares of Technitrol common stock from 75 million shares to 175 million shares. If approved by our shareholders, Article FIFTH of the Amended and Restated Articles of Incorporation will be amended to read as follows:

     FIFTH: The aggregate number of shares which the corporation shall have the authority to issue is One Hundred Seventy Five Million (175,000,000) shares of Common Stock; the par value of said Common Stock shall be $.125 per share.

     On November 27, 2000, we paid a two for one stock dividend to our shareholders of record as of November 6, 2000. The stock dividend required the issuance of a significant number of shares and only approximately 41,773,000 shares of common stock are available for issuance as of February 27, 2001. In addition, approximately 3,884,000 of those shares are reserved for issuance under our various employee benefit plans, assuming proposals 3, 4 and 5 are adopted by shareholders.

     Based on the number of shares remaining available for issuance, we believe the increase in the number of authorized shares is necessary in order that there are a sufficient number of additional authorized shares of our common stock available for future issuance for corporate purposes such as the following:

     o  declaring stock dividends or splits payable in common stock.

     o  employing common stock as a form of consideration for acquisitions.

     o raising additional capital through the issuance of common stock or securities convertible into or exercisable for common stock.

     o  granting additional awards under our various stock based benefit plans.

     o issuing common stock upon exercise of the rights attached to shares of common stock.

         This amendment is being recommended to you at this time in order to avoid any unnecessary delay and expense in connection with seeking shareholder approval for each specific future issuance of shares. Such a delay and attendant expense could have consequences which may not be in the best interest of our shareholders.

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     Other than shares of common stock to be issued under our current stock based benefit plans, we do not presently intend to issue any additional shares for any specific transaction or purpose.

     The additional shares will be available for issuance from time to time without first offering such shares to the shareholders and without further action by the shareholders, unless shareholder approval is required by applicable law or the rules of the New York Stock Exchange. Shareholders do not have preemptive rights with respect to the common stock. The issuance of common stock or securities convertible into common stock on other than a pro-rata basis would result in the dilution of the interests of the existing shareholders of Technitrol at the time of issuance.

     The board of directors recommends that you approve the amendment to the Amended and Restated Articles of Incorporation to increase the authorized common stock.

Item 3 - Approval of the Technitrol, Inc. 2001 Employee Stock Purchase Plan

     You will be asked at the meeting to approve the Technitrol, Inc. 2001 Employee Stock Purchase Plan. Under the 2001 Employee Stock Purchase Plan, employees may purchase Technitrol common stock at a discount through payroll deductions. The board of directors adopted the 2001 Employee Stock Purchase Plan on February 13, 2001 and it will become effective on August 1, 2001 if shareholder approval is obtained. The board believes that the 2001 Employee Stock Purchase Plan is an important employee recruitment and retention tool and further aligns the interests of our employees with you as shareholders.

     The 2001 Employee Stock Purchase Plan will replace the Technitrol, Inc. Employee Stock Purchase Plan, which shareholders approved in 2000. The Technitrol, Inc. Employee Stock Purchase Plan will terminate when it has granted to participants all of its authorized shares. We believe this will occur in August 2001. The principal differences between the plans are the following:

     o The 2001 Employee Stock Purchase Plan does not permit participants to purchase stock with supplemental payments, but only permits purchases by payroll deduction.

     o The 2001 Employee Stock Purchase Plan has a shorter offering period of six months as opposed to the twenty-four month offering period under the Technitrol, Inc. Employee Stock Purchase Plan.

     o While the Technitrol, Inc. Employee Stock Purchase Plan is only offered to U.S. employees, we expect the 2001 Employee Stock Purchase Plan to be available to eligible participants worldwide.

     A summary of the 2001 Employee Stock Purchase Plan is included below. Please refer to the complete plan for a full description. A copy of the complete plan is attached as Exhibit A and is an important part of this proxy statement.

Description of the Technitrol, Inc. 2001 Employee Stock Purchase Plan

     Administration. The plan will be administered by the Executive Compensation Committee of our board of directors. The committee may establish rules for the administration of the plan, interpret the plan, make factual determinations relevant to the plan's provisions and supervise its administration.

     Eligibility and Participation. Generally, all employees of Technitrol and certain of its designated subsidiaries throughout the world may participate in the plan, provided they work at least 20 hours per week and at least five months per year. The committee may require a waiting period of up to two years of employment before an employee is eligible to participate. We estimate that approximately 2,200 employees will be eligible to participate in the plan. An employee may discontinue participation in the plan at any time. However, unless the committee establishes other rules, if a participant discontinues participation during a purchase period, that employee will not be eligible to participate again until the second offering period beginning after the date participation was discontinued. An employee's eligibility to participate ends when his or her employment terminates. The committee also may impose other restrictions on eligibility and participation that are consistent with Section 423(b) of the U.S. Internal Revenue Code or to facilitate compliance with federal or state securities laws or foreign laws. In certain international locations, local tax or exchange control regulations make certain features of the plan impracticable. The plan authorizes the committee to adopt sub-plans to achieve desired tax or other objectives for participation by employees in particular locations outside the United States. A sub-plan is not designed to qualify under Section 423 of the U.S. Internal Revenue Code.

     Offering. Up to one million shares of Technitrol common stock may be issued to employees who make purchases under the plan, except that such amount will be increased automatically each year beginning August 1, 2002. The amount of the increase will be the lesser of 200,000 shares or two percent (2%) of the outstanding common stock as of the last day of the prior fiscal year. Each year our board of directors may determine to have a smaller increase in the number of shares that may be purchased under the plan.

     The plan is implemented by establishing offering periods of six months, or another period of time announced by the committee, during which an employee may participate in the plan. Within each offering period is a six month purchase period during which a participant has the right to acquire the common stock at a discount. The length of the purchase period is also subject to change by the committee. Offering periods begin on August 1 and February 1 of each year unless otherwise announced by the committee. Unless a participant discontinues participation in the plan, he or she will automatically be enrolled in each succeeding offering period. The plan will terminate July 31, 2011, unless it is terminated earlier by our board of directors.

     Purchase of Stock. At the end of a purchase period, a participant will automatically purchase the number of whole shares of common stock that the employee's accumulated payroll deductions will buy at the purchase price, subject to any limitations set forth in the plan. Shares delivered under the plan may be in the form of authorized and unissued shares or from shares reacquired by us. Set forth below are some of the material limitations under the plan.

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     o  Payroll deductions cannot exceed 10% of an employee's base cash pay each pay period unless otherwise permitted by the committee.

     o No employee is allowed to buy in the aggregate more than $25,000 of common stock under this plan and any other Technitrol employee stock purchase plan adopted under Section 423 of the Internal Revenue Code in any calendar year (based on the fair market value of the common stock at the beginning of the offering period in which the shares are purchased).

     o No employee may participate in the plan if he or she is considered to own 5% or more of the outstanding common stock.

     o A participant cannot purchase in any single purchase period more than 200% of the number of shares of common stock determined by dividing his or her payroll deductions during the purchase period by 85% of the fair market value of a share on the first day of the offering period.

     o The committee has the right prior to the beginning of an offering period to set a maximum number of shares a participant can purchase in the offering period. Unless otherwise announced by the committee, this maximum number of shares is the amount described in the prior paragraph.

     Purchase Price. The purchase price of common stock is the lower of 85% of the fair market value of the common stock on the first day of the offering period or 85% of the fair market value of the common stock on the last day of the purchase period. The fair market value will be the closing price on the New York Stock Exchange. The committee may change the percentage of fair market value of the purchase price in any future offering period, but not below 85%. For any prospective offering period, the committee may also determine that the purchase price shall be a designated percentage of the fair market value of the common stock on the purchase date.

     Recapitalization. If any change is made in our capitalization, such as a stock split or stock dividend, which results in a change in the number of outstanding shares of common stock, appropriate adjustments will be made to the shares available in the plan, the maximum number of shares that may be purchased and the purchase price.

     Change of Control. If there is a "change of control" of Technitrol, any successor corporation must permit participants to purchase stock of the successor corporation on equivalent terms as those under which participants may purchase Technitrol common stock. Alternatively, our board of directors may designate a date prior to the change of control that will be treated as the purchase date for that purchase period. After the purchase date, all amounts remaining in participants' accounts will be returned to participants. Generally, a "change of control" occurs where a person or entity acquires more than 25% of Technitrol's voting stock or more than 50% of Technitrol's assets.

     Transferability. Rights to purchase shares under the plan cannot be assigned. The shares of common stock acquired under the plan will be freely transferable, except as required by securities laws or as otherwise determined by the committee.

     Amendment and Termination. The board of directors may amend, terminate or suspend the plan, subject to certain limitations. No amendment may, without the approval of shareholders:

     o increase the number of shares authorized under the plan, except as described above under the headings "Offering" and "Recapitalization;"

     o  modify the eligibility requirements for participation in the plan;

     o  reduce the purchase price below 85% of the fair market value; or

     o  extend the term of the plan beyond July 31, 2011.

     U.S. Federal Income Tax Consequences. If you approve the plan, the plan will qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. The U.S. federal income tax consequences of the purchase and sale of shares under the plan are summarized below, assuming the plan qualifies as an employee stock purchase plan under Section 423 of the Internal Revenue Code.

     Employees generally will have tax consequences associated with participation in the plan. In the U.S., no taxable income will be recognized by a participant until the sale or other disposition of the shares of common stock acquired under the plan. At that time, a participant generally will recognize ordinary income and capital gains. When the shares are disposed of by a participant more than two years after the first day of the offering period in which the shares were purchased and more than one year after the date on which the shares were purchased, the participant will recognize ordinary income equal to the lesser of:

     o the excess of the fair market value of the shares on the first day of the offering period over 85% or such higher percentage established by the committee of the fair market value of the shares on the first day of the offering period, or

     o the excess of the fair market value of the shares at the time of sale over the amount he or she paid for the shares.

     Any sale of shares within two years after the first day of the offering period in which the participant purchased the shares or within one year of the date the participant purchased the shares is known as a "disqualifying disposition." In the event of a disqualifying disposition, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date he or she purchased the shares over the amount he or she paid for the shares. This ordinary income is included in the participant's gross income whether or not he or she realizes a gain on the sale of the shares. Any gain on the sale in excess of the amount of ordinary income recognized by the participant will be treated as capital gains. If the selling price of the shares is less than the amount paid for the shares plus the amount the participant includes in his or her gross income as ordinary income, the difference will be treated as a capital loss. If the participant dies while owning shares acquired under the plan, ordinary income must be recognized in the year of death as though the shares had been sold by the participant.

     In the cases discussed above other than death, the amount of ordinary income recognized by the participant is added to his or her purchase price and this amount becomes the participant's tax basis for determining the amount of the capital gain or loss from his or her sale or disposition of the shares. Additional gain, if any, will be short-term or long-term capital gain depending on the holding period.

     We will not be entitled to a tax deduction for any amount of income recognized by the participant as a result of the sale of shares after the expiration of the holding periods referred to above. We will, however, be entitled to a deduction for any amount of ordinary income recognized by the participant as a result of the sale of shares in a disqualifying disposition referred to above.

     The board of directors recommends that you approve the Technitrol, Inc. 2001 Employee Stock Purchase Plan.

Item 4 - Amendment to the Incentive Compensation Plan

     Our directors and shareholders approved the Incentive Compensation Plan in 1981. Shareholders approved an amendment to extend the term of the plan in 1992, following approval of the same amendment by our directors. The plan provides that the committee can develop and implement various forms of incentive compensation for employees of Technitrol and its subsidiaries. These awards are intended to motivate employees to attain individual performance and overall corporate goals. We also expect to increase the number of performance-based awards in the future. However, the plan is due to expire on December 31, 2001. Because we believe the plan has provided substantial value over the years by enabling us to obtain and retain the services of employees by offering them long-term incentives, we recommend that the term of the plan be extended. Upon extending the term of the plan, we will also need to increase the number of shares under the plan. As of March 1, 2001, approximately 384,000 shares remain available for future grants under the plan. The balance of the 2,400,000 shares previously authorized have been issued. To achieve the goals described above, we propose the following amendments to the plan:

     o To extend the termination date of the plan from December 31, 2001 to December 31, 2011.

     o To increase the number of shares of common stock authorized to be issued under the plan from 2,400,000 shares to 4,900,000 shares, of which only 500,000 shares may be granted under Restricted Stock Plan II. The remainder is reserved for other plans adopted under the plan.

     The full text of the proposed amendments to the plan is set forth in Exhibit B to this proxy statement. Please read the full text before you decide how to vote.

     The following is a summary of the key features of the plan, including the proposed amendments. The following summary is qualified in its entirety by reference to the full text of the plan. A copy of the plan will be provided to shareholders upon request.

Description of the Technitrol, Inc. Incentive Compensation Plan

     Purpose. The plan is intended to enable Technitrol and its subsidiaries to obtain and retain the services of employees by providing them with incentives that may be created by the Executive Compensation Committee under the plan.

     Administration. The Executive Compensation Committee will be responsible for the administration of the plan. The committee will determine the nature and amount of the awards granted under the plan.

     Eligibility. The following persons are eligible to participate in the plan:

     o  executive employees of Technitrol and its subsidiaries,

     o key employees of each of the operating divisions and subsidiaries of Technitrol, and

     o other employees in recognition of outstanding performance or unique contributions of ideas or inventions, as an incentive to employment, or for such other reasons deemed appropriate by the committee.

The committee will select the employees who will participate in the plan. We estimate that approximately 500 employees are eligible to participate in the plan at this time.

     Maximum Number of Shares. Up to 4,900,000 shares of Technitrol common stock may be granted under the plan, an increase of 2,500,000 from the amount previously authorized by our shareholders. Of the total number authorized, 500,000 shares have been specifically designated to be used under our restricted stock plan. The number of shares which may be granted under the plan will be adjusted for changes in our capital structure, such as a stock dividend. Shares previously issued under the plan that are returned to us because of any restrictions imposed by the committee will again become available for issuance under the plan. Shares delivered under the plan may be in the form of authorized and unissued shares or from shares reacquired by us. As noted above, approximately 2,016,000 shares have already been granted under the plan as of March 1, 2001.

     Term. The plan will terminate on December 31, 2011, unless terminated sooner by the board of directors or by granting the maximum number of shares.

     Types of Awards. The committee selects incentives that induce longer-term service to Technitrol or its subsidiaries. The various forms of incentive compensation which may be provided to employees may include, but is not limited to, the following types of awards:

     Stock Appreciation Rights. Stock appreciation rights entitle recipients to receive payments in cash, shares or a combination, of an amount representing the appreciation in the market value of a specified number of shares from the date of grant until the date of exercise.

     Restricted Stock Grants. Restricted stock is common stock that is subject to certain restrictions and other conditions (including attainment of performance objectives and/or continued employment) imposed by the committee. The participant, however, enjoys all of the rights of a shareholder, including the right to vote the shares and receive dividends on the shares. The committee may award shares of restricted stock under our Restricted Stock Plan II which was adopted under the Incentive Compensation Plan. Restricted Stock Plan II is described below in Item 5 - Approval of Restricted Stock Plan II.

     Performance Units. Performance units may be denominated in dollars or as a fixed or variable number of shares of our common stock and may be subject to conditions of vesting and other conditions as the committee may determine. In 2000, the committee awarded 37,500 performance units, payable in shares on a one-for-one basis, based on the achievement of performance goals at the end of 2002.

     Stock Options. The committee may issue stock options under the plan. Stock options are options to purchase Technitrol common stock at an exercise price to be determined by the Executive Compensation Committee. In February 2001, the committee adopted the Technitrol, Inc. 2001 Stock Option Plan under the plan and certain of its material terms are summarized below. The following summary is qualified in its entirety by reference to the full text of the option plan. A copy of the option plan will be provided to shareholders upon request.

     Employees of Technitrol, Inc. and designated subsidiaries are eligible to participate in the option plan. Except as limited by the terms of the option plan, the committee has discretion to select the persons to receive options and to determine the terms and conditions of the option, including the number of shares underlying the option, the exercise price, the vesting schedule and the term. The options will be granted to employees at no cost to the employee. No employee can receive a grant of an option during any fiscal year that exceeds 250,000 shares of common stock, except in the case of recruitment of a senior executive in which case the grant may not exceed 500,000 shares of common stock. The exercise price of the options cannot be less than the fair market value of Technitrol common stock on the date of grant and the exercise price cannot later be repriced. On March 2, 2001, the closing price of our common stock on the New York Stock Exchange was $35.10. The holder of an option is generally required to pay the exercise price of the option in cash. We will not make a loan to an option holder to pay the exercise price.

     The term of each option will be established by the committee, but cannot exceed seven years. Except as otherwise determined by the committee, options will generally vest over a four-year period, with 25% of the options becoming exercisable on each anniversary of the date the option was granted. If a change in control occurs, the options will vest immediately and become exercisable in full. Our board of directors may amend or terminate the option plan. However, no amendment or termination may alter or impair the rights or obligations of a previously awarded option without the optionee's consent. The option plan will become effective on July 1, 2001, and will expire on July 1, 2011, unless we terminate it earlier.

     The stock options granted under the option plan will not be "incentive stock options" as defined under the Internal Revenue Code. Accordingly, the grant of a stock option has no immediate federal income tax effect. When the employee exercises the option, the employee will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. Technitrol will receive a tax deduction equal to the amount of the income recognized. When the employee sells common stock obtained from exercising the stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the employee.

     Other Awards. The committee has the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the committee determines to be consistent with the purposes of the Incentive Compensation Plan and the interests of Technitrol.

     Amendments. The board of directors is authorized to amend the plan, except that shareholder approval is required for any amendment that would increase the maximum number of shares authorized under the plan.

     Future Awards. The committee presently intends to make future awards under Restricted Stock Plan II and may make awards under the 2001 Stock Option Plan. Since awards will be authorized by the committee in its sole discretion, it is not possible to determine the benefits or amounts that will be received by any particular employee or group of employees in the future.

     The board of directors recommends that you approve the amendments to the Technitrol, Inc. Incentive Compensation Plan.

Item 5 - Approval of Restricted Stock Plan II

     We are seeking your approval of Restricted Stock Plan II. Restricted Stock Plan II was adopted in 1984 and amended in 1999. The Executive Compensation Committee amended and restated Restricted Stock Plan II, effective January 1, 2001, to provide for performance-based restrictions. Restricted Stock Plan II was adopted under the terms and conditions of the Technitrol, Inc. Incentive Compensation Plan.

     A summary of Restricted Stock Plan II appears below, though you should refer to the complete plan for a full description. A copy of the complete plan is attached as Exhibit C and is an important part of this proxy statement.

Description of Restricted Stock Plan II

     Purpose. Restricted Stock Plan II is designed to enable us to attract and retain qualified employees, and to reward and motivate them by giving them the opportunity to obtain stock.

     Administration. Restricted Stock Plan II is administered by a committee appointed by the board of directors. The committee must consist of at least two members, each of whom is a non-employee director. The Executive Compensation Committee of our board of directors currently administers the plan.

     Eligibility. The employees eligible to participate in the plan are our officers and other key employees in our corporate office and our operating business segments, as selected by the committee. There are approximately 150 persons eligible to participate in the plan.

     Tax Policy. Section 162(m) of the Internal Revenue Code limits our income tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer and the four other most highly compensated executive officers, unless certain exceptions apply. One exception is for payments made under qualifying performance-based plans that are approved by shareholders. We designed Restricted Stock Plan II to meet this exception and to enable us to make awards to our executive officers that will not be subject to this limitation on deductibility. We are seeking your approval of Restricted Stock Plan II to qualify for this exception under Section 162(m). If we do not receive shareholder approval of Restricted Stock Plan II, we may nevertheless use it to make grants of restricted stock for which Technitrol may not receive a tax deduction.

     Number of Shares. The total number of shares that may be awarded under Restricted Stock Plan II is 500,000. These shares are included in, and are not in addition to, the number of shares authorized for the Incentive Compensation Plan. Restricted Stock Plan II was adopted under the Incentive Compensation Plan.

     Awards. The committee will determine the persons to receive the awards and the number of shares awarded to them in its sole discretion after consultation with management of Technitrol and the relevant subsidiaries. Stock is awarded to employees at no cost to the employees. However, the shares are restricted and may not be disposed of until a restricted period has ended. For awards subject to a restricted time period, the restricted period is five years for shares awarded prior to 1999 and three years for shares awarded in 1999 and thereafter. In the case of shares awarded to the Chief Executive Officer or to other employees selected by the committee to receive performance-based awards, the restricted period ends when the specified performance goals are attained plus, at the discretion of the committee at the time the award is made, an additional period of employment after the performance goals are achieved. When the restricted period ends, the shares are no longer subject to forfeiture and may be freely transferred by the employee, subject to applicable securities laws.

     Setting Performance Targets. All awards made to the Chief Executive Officer must be based on the attainment of performance goals. The committee also may select other employees to receive awards based on the attainment of performance goals. These performance goals will be designated by the committee and specified in the award. In establishing performance goals, the committee must select from among the following criteria:

     o  cash flow
     o  net operating profit
     o  economic profit
     o  earnings per share
     o  acquisitions and/or divestitures
     o  gross or net revenue growth
     o  annual performance compared to approved plans
     o  return on equity, assets, capital investment or sales
     o  net income growth
     o  total stockholder return
     o  expense management
     o  market share
     o  new product introduction
     o  organizational development

     The committee may use some or all of these performance criteria and may apply them singly or in any combination. The committee may also link these goals to the performance of Technitrol or any subsidiary, division, or individual.

     Maximum Award Limits. No employee may be awarded more than 100,000 shares in any 12-month period nor more than 300,000 shares over the course of the employee's employment with Technitrol.

     Termination of Employment. If the employee resigns or is terminated for cause before the restricted period ends or the performance goals are attained, the employee forfeits the shares that are not vested. If the employee becomes totally disabled, dies or has normal retirement occur before the restricted period expires, the restrictions are released. If an employee elects early retirement or is terminated other than for cause, he or she is entitled to pro rata vesting. However, the committee, nonetheless, has discretion to adjust the effective award downward or upward, up to the full amount of the employee's award.

     Additional Cash Award. Participants also receive a cash payment designed to be the amount necessary to pay federal income taxes on the shares and the cash payment. The amount of the cash payment is determined by a formula that is based on the highest individual federal income tax rate then in effect. Generally, the cash award may not exceed 165% of the market value of the common stock subject to the award as of the date beneficial ownership accrued to the participant. However, the committee has the discretion to adjust the amount of the cash payment. Notwithstanding these limits, with respect to the Chief Executive Officer, the cash award will be the full amount of the tax on the share award, plus the tax on the cash award, all of which will be calculated at the rate of 41.5%.

     Change of Control. In the event there is a "change of control" of Technitrol, then the restriction period on any shares will terminate on the date of the change of control, and all shares will become 100% vested and will be distributed to the holders free of any restrictions. Additional cash awards in the amounts permitted by the plan also will be distributed. Generally, a change of control occurs when an individual or entity acquires more than 25% of Technitrol's voting power or more than 50% of Technitrol's assets.

     Changes in Common Stock. We will adjust the number and kind of shares subject to outstanding awards for any merger, recapitalization, stock dividend or split or similar event where the number and kind of shares is changed without receipt or payment of consideration by Technitrol.

     Amendment and Termination. The board of directors may amend or terminate Restricted Stock Plan II at any time. However, no action will be effective without shareholder approval to the extent necessary to continue to qualify the amounts payable to covered employees as performance-based compensation under
Section 162(m) of the Internal Revenue Code. In addition, no amendment to the plan may alter the rights or obligations under any restricted shares previously granted without the consent of the affected party.

     Plan Benefits. It is not possible to determine the benefits or amounts that will be received by any participant because the amounts to be awarded are within the committee's discretion, the value of the shares granted is not determinable until the end of the restriction period and, with respect to performance-based awards, the performance targets will be determined by the committee at the granting of the award and the amount, if any, payable will depend upon the extent to which the executive achieves such performance targets.

     The board recommends that you vote "for" Restricted Stock Plan II.

Item 6 - Selection of Auditors

     You will be asked to approve KPMG LLP as our independent auditors for 2001. KPMG has told us that it does not have any direct financial interest or any material indirect financial interest in Technitrol or its subsidiaries. KPMG has advised us that during the past three years it has not had any interest in Technitrol or its subsidiaries except as auditors and tax consultants. KPMG also prepared our tax returns. A representative of KPMG will attend the annual meeting to answer your questions. He will have the opportunity to make a statement.

Audit And Other Fees Paid To Independent Accountant

     Audit Fees

     For the fiscal year ended December 29, 2000, the aggregate fees billed by KPMG for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Quarterly Reports on Form 10-Q filed during the fiscal year ended December 29, 2000 were $736,100.

     Financial Information Systems Design And Implementation Fees

     We did not engage KPMG to provide advice and related services regarding financial information systems design and implementation during the fiscal year ended December 29, 2000.

     All Other Fees

     For the fiscal year ended December 29, 2000, the aggregate fees incurred by us to KPMG for all other services (other than audit services and financial information systems design and implementation services) were $1,367,850. These fees include approximately $790,000 for one non-financial information systems project and approximately $380,000 for tax services.

     The audit committee has reviewed the non-audit services currently provided by KPMG and has considered whether the provision of such services is compatible with maintaining the independence of our independent auditors.

     The board of directors recommends that you approve KPMG LLP as our independent auditors for 2001.

Item 7 - Other Business

     The board does not know of any other matters to come before the meeting. However, if additional matters are presented to the meeting, Drew A. Moyer and James M. Papada, III will vote using what they consider to be their best judgment.

               Persons Owning More than Five Percent of Our Stock
               --------------------------------------------------

     The following table describes persons we know to have beneficial ownership of more than 5% of our common stock at February 27, 2001. Our knowledge is based on reports filed with the Securities and Exchange Commission by each person listed below. Beneficial ownership refers to shares that are held directly or indirectly by the owner. No other classes of stock are outstanding.

Name and Address of                 Amount and Nature of        Percent
Beneficial Owner                    Beneficial Ownership        of Class
--------------------------------    ------------------------    -------------

Virginia Frese Palmer               2,748,900(1)                8.27%
Palmer Family Trusts                Indirect
7147 Sabino Vista Circle
Tucson, AZ 85750

(1) 1,779,184 of these shares are held in the Palmer Family Trust - Survivor's Share, 799,700 of these shares are held in the Virginia Frese Palmer Charitable Remainder Unitrust, dated June 20, 2000, and 170,016 of these shares are held in the Palmer Family Trust - Residuary Trust Share. The co-trustees of these three trusts are Virginia Frese Palmer and J. Barton Harrison. Mrs. Palmer and Mr. Harrison share voting power and investment power. Mrs. Palmer is the widow of Gordon Palmer, Jr., one of the company's founders. Mr. Harrison is a director who has no pecuniary interest in these shares. He disclaims any beneficial interest in the shares held by the Palmer Family Trust - Survivor's Share.

                      Stock Owned by Directors and Officers
                      -------------------------------------

       The following table describes the beneficial ownership of common stock by the five most highly compensated executive officers during 2000, all current and nominee directors, and our directors and executive officers as a group at February 27, 2001.

                                        Amount and Nature of         Percent
Name                                   Beneficial Ownership(1)      of Class
----------------------------------   --------------------------   --------------

Stanley E. Basara ................                15,934 (3)               *
John E. Burrows, Jr. .............                11,888 (2)               *
Rajiv L. Gupta ...................                 4,808 (2)               *
J. Barton Harrison ...............             2,892,368 (4)             8.70%
David H. Hofmann .................                       -0-               *
Graham Humes .....................               222,267 (5)               *
John L. Kowalski .................                59,655 (6)               *
David W. Lacey ...................                 8,259 (2)               *
Edward M. Mazze ..................                11,008 (2)               *
Drew A. Moyer ....................                13,634 (2)               *
Larry D. Olson ...................                       -0-               *
James M. Papada, III .............               101,329 (2)               *
Albert Thorp, III.................                18,878 (2)               *
Directors and executive officers
  as a group (15 people)..........                 3,365,292            10.13%

* Less than one percent (1%).

(1) Includes shares with restrictions and forfeiture risks under our restricted stock plans. Owners of restricted stock have the same voting and dividend rights as our other shareholders. They do not have the right to sell or transfer the shares. See Note (2) to the summary compensation table on page
     24. Excludes shares of common stock purchased under the Technitrol, Inc. Employee Stock Purchase Plan on February 28, 2001. The amounts of these purchases were not reasonably determinable in time to include in this proxy statement.
(2)  Shares are directly owned by the officer or director.
(3) Includes 13,114 shares directly owned by Mr. Basara and 2,820 shares owned by Mr. Basara's spouse. Mr. Basara disclaims any beneficial interest in the shares owned by his spouse.
(4) Includes 143,468 shares directly owned by Mr. Harrison, and 2,748,900 shares held in three trusts. Mr. Harrison disclaims any beneficial interest in the shares owned by the Palmer Family Trust - Survivor's Share for which he is a co-trustee. See "Persons Owning More than Five Percent of Our Stock" on page 16.
(5) Includes 155,212 shares directly owned by Mr. Humes, 35,011 shares owned by Mr. Humes' spouse, and 32,044 shares owned by a trust for which Mr. Humes' spouse is co-trustee. Mr. Humes disclaims any beneficial interest in the shares owned by his spouse or those shares owned by a trust for which his spouse is co-trustee.
(6) Includes 17,400 shares directly owned by Mr. Kowalski and 42,255 shares owned by a trust for which Mr. Kowalski and his spouse are co-trustees.

                        Directors and Executive Officers
                        --------------------------------

Identification and Business Experience

         The following table describes each person nominated for election to the board of directors, each director whose term will continue after the annual meeting, and the executive officers. Our executive officers are appointed to their offices annually.

Name                          Age     Position
----                          ---     --------

Stanley E. Basara ..........   67     Director
John E. Burrows, Jr. .......   53     Director
Thomas J. Considine, Jr.....   47     Treasurer
Rajiv L. Gupta .............   55     Director
J. Barton Harrison .........   71     Director
David H. Hofmann............   63     Director
Graham Humes ...............   68     Director
John L. Kowalski ...........   57     Vice President
David W. Lacey .............   56     Vice President of Human Resources
Edward M. Mazze ............   60     Director
Drew A. Moyer ..............   36     Corporate Controller and Secretary
Larry D. Olson..............   44     Director
James M. Papada, III .......   52     Chairman of the Board, Chief Executive
                                        Officer and President
David J. Stakun ............   45     Vice President of Corporate Communications
Albert Thorp, III ..........   46     Vice President - Finance and Chief
                                        Financial Officer

There are no family relationships between any officers or directors. There are no arrangements or understandings between any officers or directors and another person which would provide for the other person to become an officer or director.

     Stanley E. Basara is retired from Panasonic Broadcasting Systems Company, where he was President and Chief Operating Officer. Mr. Basara was elected a director of Technitrol in 1993.

     John E. Burrows, Jr. has been the President and Chief Executive Officer of SPI Holding Co., a global producer of specialty chemicals, since 1995. Prior to joining SPI Holding Co., he was Vice President-North America of Quaker Chemical Corporation. Mr. Burrows was elected a director of Technitrol in 1994.

     Thomas J. Considine, Jr. was elected Treasurer of Technitrol in November 2000. From April 1998 until November 2000, he was the Treasurer of Vlasic Foods. From October 1996 until March 1998, he held the position of Assistant Treasurer of Armstrong World Industries, a manufacturer of vinyl floors and ceilings. Prior to that, he held several finance positions at Campbell Soup Company from December 1995 until September 1996.

     Rajiv L. Gupta has been Chairman and Chief Executive Officer of Rohm and Haas Company since October 1, 1999. Since joining Rohm and Haas in 1971, he has held various positions of increasing responsibility in finance and strategic planning. He has been a director of Rohm and Haas since December 1998. Mr. Gupta also serves on the boards of UNISYS and the American Chemistry Council. He was elected a Technitrol director in April 1998.

     J. Barton Harrison was our Secretary from 1975 to 1977 and from 1983 to 1995. He is a retired attorney and a director of Steel Plant Equipment Corporation. Mr. Harrison has been a director of Technitrol since 1966.

     David H. Hofmann has served as President of The Bryce Company, LLC, a privately-held consumer packaging concern, since January 2000. Prior to joining The Bryce Company, he was an industry consultant from 1997 through January 2000. Prior to that he served as President and Chief Executive Officer of Graphic Packaging Corporation, formerly a subsidary of Graphic Packaging International Corporation. He also previously held the position of President of the Perfecseal(R) Division of Paper Manufacturers Corporation, a manufacturer of sterile packaging for disposable medical devices. Mr. Hofmann became a Director of Technitrol in 2000.

     Graham Humes is retired and, until June 1999, was a principal of Compass Capital Partners, Ltd., a corporate finance advisory group. He was General Director (CEO) of CARESBAC-St. Petersburg, a small business venture capital company in St. Petersburg, Russian Federation, from 1993 to 1995. He is a director of Brunschwig & Fils, Inc., Baltic Cranberry Corporation, Cherry Valley Spring Water Company and the George M. Leader Family Corporation. Mr. Humes became a director of Technitrol in 1987.

     John L. Kowalski was elected Vice President of Technitrol in 1995. He is President of our Electronic Components Segment and also holds the position of President of our subsidiary, Pulse Engineering, Inc. Mr. Kowalski was President of the Fil-Mag Group from January 1994 through its consolidation into Pulse in 1995, and he was General Manager of our Components Division from 1990 to 1995. Mr. Kowalski is a member of the board of directors of Universal Protective Packaging, Inc. and the San Diego World Trade Center.

     David W. Lacey was appointed Vice President of Human Resources in July 1998. He was Vice President of Human Resources with The Hay Group, Inc. from 1995 to 1998, and was Senior Vice President and Deputy Director Human Resources for First Fidelity Bank from 1992 until 1995.

     Dr. Edward M. Mazze is Dean of the College of Business Administration and holder of the Alfred J. Verrecchia-Hasbro Inc. Leadership Chair in Business at the University of Rhode Island. From 1993 to 1998, he was Dean of The Belk College of Business Administration, The University of North Carolina at Charlotte. Previously, he held similar positions at Temple University and Seton Hall University. Dr. Mazze is an honorary Trustee of Delaware Valley College of Science and Agriculture and a member of the board of directors of Washington Trust Bancorp and the Barrett Growth Fund. He became a director of Technitrol in 1985.

     Drew A. Moyer joined Technitrol in 1989 and became our Corporate Controller in 1995 and also our Secretary in 1996. Mr. Moyer was our Corporate Accountant and Internal Auditor prior to 1995. Mr. Moyer was previously employed by Ernst & Young LLP and is a Certified Public Accountant.

     Larry D. Olson has been President and Chief Executive Officer of Kent Electronics Corporation, a national specialty electronics distributor and a network integrator, since June 2000. From May 1998 until June 2000, he was the President and Chief Operating Officer. Prior to that he served as Executive Vice President from 1994 to May 1998. Mr. Olson has been a director of Kent Electronics Corporation since 1998. Mr. Olson became a Director of Technitrol in 2000.

     James M. Papada, III, is Chairman of the Board, Chief Executive Officer and President. Before joining Technitrol he was a partner in the law firm of Stradley ronon Stevens & Young LLP from 1987 through June 1999. The firm is our counsel. He was President and Chief Operating Officer of Hordis Brothers, Inc., a glass fabricator, from 1983 until 1987. Mr. Papada is also a director of Para-Chem Southern, Inc., and Glasstech Holding, Inc. He has been a director of Technitrol since 1983 and Chairman of the Board since January 1, 1996. He was our interim Chief Executive Officer from January 8, 1999 to June 30, 1999.

     David J. Stakun is Vice President, Corporate Communications. Before joining Technitrol in 1997 as Director of Corporate Communications, Mr. Stakun held various communications positions at Sears, Roebuck and Co., Peoples Energy Corporation and Bell Atlantic Corporation. From 1995 until joining Technitrol, he was Director - Corporate and Financial Communications at Bell Atlantic.

     Albert Thorp, III became our Vice President of Finance and Chief Financial Officer in 1995. He joined Technitrol as Corporate Controller in 1989. He held the additional position of Treasurer from May 1995 until March 1997 and from July 2000 to November 2000. Mr. Thorp is a Certified Public Accountant.

Committees

     Our board of directors has three standing committees. The members of each committee are non-employee directors. The current members are:

Audit                    Executive Compensation      Governance
------                   ----------------------      ----------
Graham Humes, Chairman   John E. Burrows, Chairman   Stanley E. Basara, Chairman
J. Barton Harrison       Rajiv L. Gupta              Rajiv L. Gupta
Edward M. Mazze          Edward M. Mazze             David H. Hofmann

The board held thirteen meetings in 2000, including regularly scheduled and special meetings. No director attended fewer than 75% of the total board meetings and committee meetings of which the director was a member.

Executive Compensation Committee

     The Executive Compensation Committee:

     o administers the Technitrol Employee Stock Purchase Plan, 2001 Stock Option Plan and Restricted Stock Plan II;

     o reviews and recommends the broad executive compensation plan and its implementation to the board;

     o  reviews the objectives and performance of our Chief Executive Officer;

     o  reviews our retirement programs and their investment performance; and

     o  undertakes special assignments for the board.

During 2000, the Executive Compensation Committee held six meetings.

Governance Committee

     The Governance Committee met twice in 2000. The Governance Committee:

     o  establishes the criteria for selecting new directors;

     o identifies potential candidates to fill director positions when they are available;

     o evaluates the qualifications of candidates and makes recommendations to the board;

     o  recommends a slate of directors for election at the annual meeting;

     o devises criteria for periodically evaluating the effectiveness of the board of directors as a whole and the performance of individual directors;

     o  evaluates the performance of our board and individual directors;

     o makes recommendations regarding the size of the board, committee structure and assignments and frequency of regular board meetings; and

     o discusses and makes recommendations to the board on matters related to the governance of Technitrol as they relate to corporate conduct and governance structure.

     The committee will not consider nominees recommended by shareholders. However, you may nominate persons to serve as directors at the annual meeting. The committee, together with the board, is responsible for evaluating board performance.

Audit Committee

     The main function of the Audit Committee is to monitor corporate accounting and reporting practices. In addition, the committee, among other things:

     o  evaluates the independent audit process;

     o  reviews the performance of and recommends our independent auditing firm;

     o consults with our independent auditor regarding the plan, scope and cost of audit work;

     o reviews our independent auditor's report and management letter with our independent auditor;

     o consults with our independent auditor regarding the adequacy of internal controls;

     o reviews our processes for monitoring compliance with laws and our Statement of Principles;

     o reviews the activities and organizational structure of our internal audit functions, the internal audit reports and the adequacy of our internal audit plan;

     o reviews and assesses the processes relating to the determination and mitigation of risks and the maintenance of an effective control environment, including the adequacy of the total insurance program; and

     o provides an open avenue of communications among the independent auditor, our financial and senior management, our internal audit department and our board of directors.

     The review of the auditor's report and management letter includes discussions regarding accounting practices and principles, adjustments and required disclosures. Management is not always present at discussions that the committee has with the independent auditors. During 2000, the Audit Committee held three meetings. The members of the Audit Committee are independent, as defined in the New York Stock Exchange listing standards. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the audit committee's charter is attached to this Proxy Statement as Exhibit D.

Audit Committee Report

The Audit Committee of the board of directors has:

     1. Reviewed and discussed the audited financial statements for the fiscal year ended December 29, 2000 with our management;

     2. Discussed with our independent auditors the matters required to be discussed by Statement on Accounting Standards No. 61, as the same was in effect on the date of our financial statements;

     3. Received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as the same was in effect on the date of our financial statements; and

     4. Discussed with our independent auditors their independence.

     Based on the review and discussions referred to in the items above, the Audit Committee recommended to the board of directors that the audited financial statements for the fiscal year ended December 29, 2000 be included in Technitrol's Annual Report on Form 10-K for the fiscal year ended December 29, 2000.

Members of the Audit Committee

Graham Humes, Chairman
J. Barton Harrison
Edward M. Mazze

Executive Compensation

     The following table describes the compensation of our Chief Executive Officer and the other four most highly compensated executive officers in 2000 for services in all capacities provided to Technitrol and our subsidiary companies.

            [THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

                                              Summary Compensation Table
---------------------------------------------------------------------------------------------------------


                                                                          Long-Term
                                           Annual                      Compensation -        All Other
                                        Compensation                  Restricted Stock     Compensation
                                             (1)                         Plan Awards           (4)
                           -------------------------------------- ---------------------------------------
Name and Principal           Fiscal
Position                     Year        Salary          Bonus      Shares       Value
                                                                      (2)          (3)
---------------------------- ------ -------------- ------------- ----------- ------------- --------------
James M. Papada, III,        2000       $505,000     $1,743,200     30,000       $667,500    $ 7,205
Chief Executive Officer      1999        435,000        760,000     43,200        717,448     37,153
and President (5)            1998            --          --           --             --         --
---------------------------- ------ -------------- ------------- ----------- ------------- --------------
John L. Kowalski,            2000        282,800        822,300      1,000         27,843     64,807
Vice President               1999        280,000        497,000      1,800         29,500     89,364
                             1998        245,000        150,000      3,300         37,641     28,970
---------------------------- ------ -------------- ------------- ----------- ------------- --------------
Albert Thorp, III,           2000        192,910        836,000        850         23,666     32,579
Vice President-              1999        191,000        362,000        770         12,513     36,930
Finance and Chief            1998        175,000         80,000      1,600         18,250      9,928
Financial Officer
---------------------------- ------ -------------- ------------- ----------- ------------- --------------
David W. Lacey               2000        171,700        445,000        850         23,666     22,721
Vice President-Human         1999        170,000        252,000        600          9,750     14,887
Resources (6)                1998         73,029         30,000      1,600         28,000        200
---------------------------- ------ -------------- ------------- ----------- ------------- --------------
Drew A. Moyer,               2000        150,995        532,000        650         18,098     24,019
Corporate Controller and     1999        149,500        238,000        600          9,750     25,804
Secretary                    1998        135,000         55,000      1,200         13,688      5,058
---------------------------- ------ -------------- ------------- ----------- ------------- --------------


(1) None of the five officers received perquisites or other personal benefits exceeding the lesser of $50,000 or 10% of salary and bonus during the years 1998, 1999 and 2000.

(2) Except for certain grants of restricted stock to Mr. Papada which are described in note 5 below, disclosure for fiscal year 2000 represents grants of restricted stock to the named executive officers in March 2000. These shares for any named executive officer will vest in 2002 if he achieves certain individual performance goals. The number of shares has been adjusted for the November 27, 2000 two for one stock dividend. At December 31, 2000, the total shares held under Technitrol's restricted stock plans and the value of those shares were:

                                          Shares               Value
                                     -----------------    -----------------
           Mr. Papada ............         73,200            $3,010,350
           Mr. Kowalski ..........         17,400               715,575
           Mr. Thorp .............          8,280               340,515
           Mr. Lacey..............          3,050               125,431
           Mr. Moyer .............          5,550               228,244

     Dividends are paid on shares held under the restricted stock plans at the same rate paid to all shareholders.
(3) The value of restricted stock was calculated by multiplying the closing market price of our common stock on the New York Stock Exchange on the date of grant by the number of shares awarded. The price and number of shares were adjusted for the November 27, 2000 two for one stock dividend.
(4) Amounts include cash received upon the grant or vesting of restricted stock plan awards as provided for under the restricted stock plans, Technitrol's contribution under 401(k) retirement Savings Plans, and term life insurance premiums paid. The detailed amounts for 2000 are shown below:

                                Cash under
                           Restricted Stock       401(k) Plan      Term Life
                                   Plans                           Insurance
                         --------------------  ----------------  ---------------

      Mr. Papada .......          $  -0-            $ 6,800         $405
      Mr. Kowalski .....          54,582             10,200           25
      Mr. Thorp ........          25,334              6,800          445
      Mr. Lacey ........          15,516              6,800          405
      Mr. Moyer ........          16,774              6,800          445

(5) Mr. Papada's annual salary for 1999 was $500,000 and his employment with Technitrol began on July 1, 1999. In addition, Mr. Papada was paid $215,000 for the period January 1, 1999 to June 30, 1999. Mr. Papada's restricted stock awards include 40,000 shares of common stock for which the performance goals were achieved on December 31, 2000 and which vest on January 1, 2002, and 30,000 shares which vest, depending upon the achievement of performance goals, on January 1, 2003. Each of these awards was made under Restricted Stock Plan II. Mr. Papada will be granted 20,000 shares of restricted stock in 2002, 20,000 shares in 2003, 20,000 shares in 2004, and 20,000 shares in 2005. All of these shares will be performance based and will be granted under Restricted Stock Plan II. In addition to the performance goals, these restricted shares will require that Mr. Papada remain an employee of the Company for one year after the performance goals are achieved. In the event of a change in control of the company, all of these performance based restricted shares will be granted (if they have not yet been granted), and will immediately vest and Mr. Papada will be paid two years base salary, a cash bonus equal to the maximum amount then allowed by the executive incentive plan and certain amounts for federal and state taxes due as a result of such payments and awards of stock. All share amounts described in this note 5 have been adjusted for the two for one stock dividend in November 2000.
(6) Mr. Lacey's annual salary for 1998 was $165,000. His employment with the company began on July 13, 1998.

Retirement Plan

     We have a defined benefit pension plan for employees who are not covered by a subsidiary's defined contribution plan or collectively bargained retirement benefits. We generally make annual contributions to the plan based upon actuarial calculations and the salary of each participant. The following table describes the approximate annual benefits that an employee receives upon retirement. The amounts received depend on the employee's final average salary and years of credited service. The final average salary is the highest average base salary over three consecutive years during the ten year period prior to the date of retirement. The benefits are not subject to any reduction for Social Security or other amounts. The following information assumes that the person retires at age 65 or older and selects a single life annuity payment:

                                               Years of Credited Service
                         -----------------------------------------------------------------
 Final Average Salary     15 Years     20 Years       25 Years      30 Years      35 Years
                          --------     --------       --------      --------      --------
   $100,000               $ 19,900     $ 26,500       $ 33,100      $ 39,700      $ 39,700
    150,000                 31,400       41,900         52,400        62,800        62,800
    200,000                 43,000       57,300         71,600        86,000        86,000
    250,000                 54,600       72,700         90,900       109,100       109,100
    300,000                 66,100       88,200        110,200       132,200       132,200
    400,000                 89,300      119,000        148,700       178,500       178,500
    500,000                112,400      149,800        187,300       224,700       224,700
    600,000                135,500      180,700        225,800       271,000       271,000

     The officers named above who participate in the plan and their years of credited service are as follows:

       Officers                   Years of Credited Service
       -----------------------    -------------------------
       Mr. Papada ............                2
       Mr. Thorp .............               11
       Mr. Lacey .............                2
       Mr. Moyer .............               11

     On January 1, 1994, we adopted a supplemental retirement plan to supplement the benefits of any employee whose benefits are limited by law. In 2000, the law limited benefits under qualified plans to $170,000. The benefits of the supplemental plan are included in the table above. Mr. Papada has sixteen years of credited service under the supplemental plan. The amount of the annual salaries covered by this supplemental plan in 2000, were:

                   Mr. Papada           $335,000
                   Mr. Thorp              22,910
                   Mr. Lacey               1,700

     We amended the supplemental plan in 2001 to provide for accelerated vesting of benefits and a lump sum payment in the event of a change in control.

Compensation of Non-Employee Directors

     We pay our non-employee directors an annual cash retainer of $16,000. committee chairmen are paid an additional $2,000. Non-employee directors also receive $2,000 for each board meeting that they attend and $750 for each committee meeting that they attend. In addition, each non-employee director receives a grant of our common stock in May of each year under the Technitrol,

Inc. Board of Directors Stock Plan. The grant in 2000 and all future years will have a market value at the time of grant of $25,000. The directors may defer all or part of their fees and stock grants. Deferred cash fees accrue interest.

     Our compensation of non-employee directors is based on an extensive review of director compensation paid by companies of similar size to ours. It is designed to be competitive, highly performance-oriented, and linked to your interests as shareholders. Stock grants are taxable to the director when received.

Board Stock Ownership

     Our directors adopted a number of policies and procedures to strengthen their independence and to improve their ability to maximize the company's value to you as shareholders. These policies include:

     (1) the establishment of a board comprised exclusively of non-employee directors, except for the Chief Executive Officer, and

     (2) the requirement that all directors invest a substantial portion of their fees in our common stock until the market value of their personal investment is $100,000. We believe that $100,000 represents a sufficient interest in the company. To achieve this goal, a director must invest at least one year's total cash director's fees in stock every three years until the $100,000 obligation is satisfied. The policy does not require any further investment after a director's personal investment reaches $100,000 regardless of the fluctuation in share value thereafter. However, directors are encouraged to buy additional shares from time to time as their personal financial position allows. Shares issued under the Board of Directors Stock Plan do not count in achieving the ownership obligation of $100,000.


       Report of Executive Compensation Committee on Compensation Policies
       -------------------------------------------------------------------

     The executive compensation committee administers our executive compensation program. All issues regarding executive compensation - base salary, cash bonus, long-term incentives and executive benefit programs - are reviewed by the committee and it makes recommendations to the full board for its approval.

Compensation Philosophy

     The purpose of our executive compensation plan is to retain and attract the talent required for the continued and successful growth of our company, while clearly linking incentive compensation to company and segment performance and therefore shareholder value. The plan reflects a performance-based approach to executive compensation. The elements of our executive program include: base salary, annual cash bonus and long-term incentives. This mix of elements weights the cash bonus and long-term elements more heavily than base salary in the total compensation package, putting a greater share of total compensation "at risk." Cash bonus and long-term stock compensation are structured so that payouts begin modestly but escalate significantly as performance exceeds stated objectives. The committee adopted this philosophy in mid-1999 and has continued to guide its implementation with the CEO and his executive team. In 2000 the committee's work and priorities focused on a review of all of the company's compensation and benefit plans for executives. The highlights of that review are described below. The committee, in cooperation with corporate executive management, used William
M. Mercer Co. to do the independent review.

Review of Base Salary and Total Cash Compensation for Executives

     We relied on data collected and interpreted by William M. Mercer Co. to set the ranges for executive officers. These ranges for similar-sized companies in related industries created a framework for reviewing executive officers' base salaries. The committee reviewed all of the Mercer data and decided to position base salaries for corporate and segment executives at the midpoint of their respective ranges. Also, the committee approved a 1.5% increase in base salary for all executives on July 1, 2000. This positioning of base salary at the mid-point of peer competitor ranges, combined with a small percentage increase, is consistent with the committee's view that the executive group, comprised of approximately 20 executives in the segments and at corporate, should have compensation packages that are leveraged. That leverage results from the "at risk" cash bonus and long-term plans which provide for awards tied to specific and measurable quarterly and two-year business performance targets and an annual performance plan with each executive.

     Base salary is one of the three compensation elements for executives. The other two - annual cash bonus and long-term incentives - are weighted more heavily and give the total compensation package more leverage.

Short Term Incentive Plan

     In mid-1999, the committee adopted, and the board approved, a Short Term Incentive Plan, which we refer to as the STIP. The STIP is designed to provide cash bonuses to the most senior managers within the corporate office and segments based on quarterly performance. In 2000, twenty persons participated in this STIP, eight at the corporate office, seven in the Electronic Components Segment and five in the Electrical Products Components Segment.

     The STIP is designed to compensate our most senior managers only if they attain annually established economic profit, net operating profit and earnings per share objectives as established by the board of directors. The committee believes that these criteria and the objectives relating to each are those which are most closely aligned with the creation of shareholder value.

     Economic profit, or EP, is a measure of after-tax operating income less the imputed cost of capital applicable to the relevant segment or the company as a whole. Some companies refer to this as EVA. This goal stresses maximum asset utilization and operating profit. Each of our segments and the company as a whole has its own independently calculated cost of capital. Net operating profit, or NOP, represents earnings before interest, taxes and other non-operating items but, as used in the STIP, includes charges for goodwill, stock based compensation expenses and the cost of the STIP payments as well. This results in making the STIP payment, in effect, self-funding. That is, the NOP goal must be met even after deducting the cost of any STIP payment. Earnings per share, or EPS, reflect the net after-tax profit of the company as a whole on per share basis.

     In 2000, the committee, in consultation with the CEO, established quarterly EP and NOP targets for our two segments and EP and EPS targets for the corporate STIP participants. (Each segment had different NOP and EP targets and the attainment of the NOP and EP targets were weighted differently in each segment.) The STIP provides that if less than 90% of either the NOP or EP objective is met, there is no pay-out at all. In 2000, the STIP provided for pay-outs ranging from 50% of salary at 90% performance to 300% of salary at 120% performance, with a sliding scale in between the two. There are no cumulations quarter to quarter.

     In the Electronic Components Segment, performance exceeded the objectives in each quarter and the executives in that group shared the maximum pay-out under the STIP. In the Electrical Products Components Segment, the performance objectives were met in the first and second quarters, but not in the third or fourth quarters. Executives in that segment received cash awards based on the applicable formula in the STIP in the first and second quarters and no payments in the third or fourth quarters. Corporate executives exceeded their EPS and EP objectives in each quarter of 2000 and received the maximum awards under the STIP.

     The STIP, with its quarterly payment features and group award format, is intended to create a strong focus among the participating executives on meeting the performance objectives on a quarterly basis and creating and fostering teamwork. The emphasis is on the creation of shareholder value.

     In reviewing the reasonableness of the STIP pay-outs in 2000, the committee notes that the company's consolidated revenues grew by 25.2%, its net operating profit by 96.3%, and its diluted earnings per share by 122.1% over 1999. The committee also notes that economic profit in 2000 increased by 367% from 1999. The committee believes that the STIP had a favorable impact on 2000 performance by focusing management on economic profit, maximum asset leverage, net operating profit (after paying for STIP) and earnings per share. We expect similar focus and emphasis in the future.

     The STIP provides that the committee may change the weighting given to EP, NOP and EPS and may, where it deems appropriate, substitute other performance metrics.

Long Term Incentives

     In March 2000, the committee approved awards of restricted stock and performance units under the Incentive Compensation Plan, which is described in greater detail under Item 4. Twenty persons received these awards in 2000, including seven at the corporate office, seven in the Electronic Components Segment and five in the Electrical Products Components Segment.

     The committee approved the allocation by the CEO and segment presidents of 12,500 shares of restricted stock grants to the participants. These shares will vest in two years if the executive achieves certain individual performance goals set by the committee. The committee also approved an award of 37,500 performance units that were placed in an unallocated pool. The distribution of the units depends on the achievement of specific and measurable two year performance goals for each of the segments and the corporate group. If the goals are achieved, each unit will be payable in shares of common stock on a one-for-one basis to be distributed to and allocated among the eligible executives as determined by the committee after conferring with the CEO and segment presidents. If the goals are not achieved, the executives will forfeit the performance units.

     These long term incentives are intended to create a strong focus among the participating executives on meeting longer term performance objectives, retaining employees and creating and fostering teamwork. The overall emphasis is on the creation of shareholder value.

Compensation of the Chief Executive Officer

     In determining the total compensation for Mr. Papada, our Chairman of the Board and Chief Executive Officer, the committee used the same criteria described above in this report. His salary was determined based on our review of the relevant Mercer data and our decision to position his base salary at the midpoint of CEO's of comparable companies. The committee also approved a 1.5% increase in his base salary along with all of the other executives. The committee reviewed Mr. Papada's performance goals, approved them and recommended them to the board of directors for its approval. Mr. Papada also participated in the STIP along with the other 19 senior executives of Technitrol and its subsidiaries. His performance plan was specific and measurable and contained specific quarterly targets for EP and EPS. The committee reviewed the CEO's performance against these targets each quarter and approved the amount of cash bonus to be paid. Mr. Papada was granted 30,000 shares of restricted stock in 2000 under Restricted Stock Plan II, the vesting of which are subject to the achievement of performance goals in 2001 and his continued employment until January 1, 2003.

     We believe that Mr. Papada's overall compensation was fair and reasonable in light of the performance of the company, his individual performance and general compensation trends for executives.

Executive Compensation Committee

John E. Burrows, Chairman
Rajiv L. Gupta
Edward M. Mazze

           Compensation Committee Interlocks and Insider Participation
           -----------------------------------------------------------

     John E. Burrows, Rajiv Gupta and Edward M. Mazze are the current members of the Executive Compensation Committee. Stanley E. Basara and J. Barton Harrison are former members of the Executive Compensation Committee who served on the Committee during 2000. None of the members of the Executive Compensation Committee are currently or were during 2000 employees of Technitrol or any of its subsidiaries. Mr. Harrison was formerly the Secretary of Technitrol.

                 Comparison of Five-Year Cumulative Total Return
                 -----------------------------------------------

     The following graph and table compare the growth in value of $100 investments made in Technitrol, the Russell 2000(R) Index and the Dow Jones Electrical Components & Equipment Industry Group Index over the five-year period between December 31, 1995 and December 31, 2000.

-----------------------------------------------------------------------------
                           1995    1996      1997     1998     1999     2000
-----------------------------------------------------------------------------
Technitrol                 100.00  171.90   270.96   290.15   408.43   757.77
-----------------------------------------------------------------------------
Russell 2000(R)Index       100.00  116.50   142.54   138.91   168.45   163.36
-----------------------------------------------------------------------------
Dow Jones Electrical       100.00  124.56   141.47   158.34   233.35   157.48
 Components & Equipment
 Industry Group Index
--------------------------------------------------------------------------------
Assumes $100 was invested on December 31, 1995, and all dividends were reinvested.

                 Comparison of Five-Year Cumulative Total Return

[Line graph appears here depicting the cumulative total shareholder return of $100 invested in Technitrol common stock as compared to $100 invested in the Russell 2000 and $100 invested in the Dow Jones Electrical Components & Equipment Industry Group Index. Line graph plots the cumulative total return from December 31, 1995 to December 31, 2000. Plot points are provided above.]

                             Shareholders' Proposals
                             -----------------------

     Our Corporate Secretary must receive shareholders' proposals by November 28, 2001 to be included in the proxy statement for our annual meeting in 2002. The proxies that we obtain may be voted in our discretion when a shareholder proposal is raised at the annual meeting, unless the Company received notice of the shareholder proposal by February 11, 2002. We will communicate any change to these dates to our shareholders.

            Section 16 (a) Beneficial Ownership Reporting Compliance
            --------------------------------------------------------

     Section 16 (a) of the Securities Exchange Act of 1934 requires officers and directors and persons who own more than 10 percent of our shares outstanding to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and ten-percent holders must furnish us with copies of all forms that they file.

     Based on a review of the copies of these forms that have been provided to us, or written representation that no forms were required, we believe that there were no late filings in 2000.

                                             By order of the board of directors,





                                             Drew A. Moyer
March 28, 2001                               Corporate Secretary

                                                                       Exhibit A

                                TECHNITROL, INC.

                       2001 EMPLOYEE STOCK PURCHASE PLAN



1.   PURPOSE.
     --------

     The purpose of this Plan is to provide an opportunity for Employees of Technitrol, Inc. (the "Company") and its Designated Subsidiaries to purchase Common Stock of the Company and thereby to have an additional incentive to contribute to the success of the Company. It is the intention of the Company that the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), although the Company makes no undertaking nor representation to maintain such qualification. In addition, this Plan authorizes the grant of options and issuance of Common Stock which do not qualify under Section 423 of the Code pursuant to sub-plans adopted by the Committee designed to achieve desired tax or other objectives in particular locations outside the United States.


2.   DEFINITIONS.
     ------------

     (a) "Board" shall mean the Board of Directors of Technitrol, Inc.

     (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (c) "Committee" shall mean the committee appointed by the Board in accordance with Section 12 of the Plan.

     (d) "Common Stock" shall mean the common stock of Technitrol, Inc., par value $.125 per share, or any stock into which such Common Stock may be converted.

     (e) "Company" shall mean Technitrol, Inc., a Pennsylvania corporation.

     (f) "Designated Subsidiary" shall mean any Subsidiary which has been designated by the Committee as eligible to participate in the Plan with respect to its Employees.

     (g) "Employee" shall mean an individual classified as an employee by the Company or a Designated Subsidiary on the payroll records of the Company or the Designated Subsidiary during the relevant participation period and who works at least 20 hours per week and at least five months per year.

     (h) "Fair Market Value" shall mean the value of one share of Common Stock on the relevant date, determined as follows:

         (1) If the shares are traded on an exchange (including the NASDAQ National Market System), the reported "closing price" on the relevant date (e.g., the Offering Date or Purchase Date) assuming it is a trading day; otherwise on the next trading day;

         (2) If the shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on said system on the relevant date assuming it is a trading day; otherwise on the next trading day; and

         (3) If neither (1) nor (2) applies, the fair market value as determined by the Committee in good faith. Such determination shall be conclusive and binding on all persons.

     (i) "Offering Date" shall mean the first business day of each Offering Period.

     (j) "Offering Period" shall mean a period of six months duration (or such other period of time announced by the Committee) commencing on the Offering Date during which a Participant is granted an option to purchase Common Stock.

     (k) "Participant" shall mean a participant in the Plan as described in
Section 4 of the Plan.

     (l) "Pay" shall mean an Employee's base cash pay (excluding variable cash payments such as sales commissions, incentive bonuses and the like) paid on account of personal services rendered by the Employee to the Company or a Designated Subsidiary, without deduction for pre-tax contributions of the Employee which are part of deferred pay or benefit plans maintained by the Company or a Designated Subsidiary.

     (m) "Plan" shall mean this Technitrol, Inc. 2001 Employee Stock Purchase Plan.

     (n) "Purchase Date" shall mean the last business day of each Purchase
Period.

     (o) "Purchase Period" shall mean a six-month period (or other period as announced by the Committee) within each Offering Period.

     (p) "Shareholder" shall mean a record holder of shares entitled to vote shares of Common Stock under the Company's bylaws.

     (q) "Subsidiary" shall mean any subsidiary corporation in an unbroken chain of corporations beginning with the Company, as described in Section 424(f) of the Code.


3.   ELIGIBILITY.
     ------------

     3.1. Any Employee regularly employed by the Company or by any Designated Subsidiary on an Offering Date shall be eligible to participate in the Plan with respect to the Offering Period commencing on such Offering Date, provided that the Committee may establish administrative rules requiring that employment commence some minimum period prior to an Offering Date for the Employee to be eligible to participate with respect to the Offering Period beginning on that Offering Date. The Committee also may determine that a designated group of Employees are ineligible to participate in the Plan so long as the excluded category fits within the definition of "highly compensated employee" in Section 414(q) of the Code.

     3.2. No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Section 424(d) of the Code), shares of capital stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Company, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries.

     3.3. All Employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which may be mandated by local law and which are consistent with Section 423(b)(5) of the Code; provided, however, that Employees participating in a sub-plan adopted pursuant to Section 13 which is not designed to qualify under Section 423 of the Code need not have the same rights and privileges as Employees participating in a plan designed to qualify under Section 423 of the Code. The Committee may impose restrictions on eligibility and participation of Employees to facilitate compliance with federal or state securities laws or foreign laws.


4.   PARTICIPATION AND WITHDRAWAL.
     -----------------------------

     4.1. An Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by filing, on a date prescribed by the Committee prior to an applicable Offering Date, a completed payroll deduction authorization and Plan enrollment form provided by the Company or by following an electronic or other enrollment process as prescribed by the Committee. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee's Pay, not to exceed ten percent (10%) of the Employee's Pay, or such lesser or greater percentage, as specified by the Committee, for the Purchase Period. All payroll deductions may be held by the Company or the Designated Subsidiary and commingled with its other corporate funds. No interest shall be paid or credited to the Participant with respect to such payroll deductions except where required by local law as determined by the Committee. A separate bookkeeping account for each Participant shall be maintained by the Comp any under the Plan and the amount of each Participant's payroll deductions shall be credited to such account. Unless otherwise specified by the Committee, payroll deductions with respect to eligible Employees in the United States shall be in U.S. dollars and with respect to eligible Employees outside the United States in the currency in which their Pay is paid by the Designated Subsidiary. Payroll deductions with respect to eligible Employees paid in currencies other than U.S. dollars shall be accumulated in local (non-U.S.) currency and converted to U.S. dollars as of the Purchase Date.

     4.2. Unless otherwise determined by the Committee, a Participant may decrease (but not increase) his or her rate of payroll deductions not more than one time in any Purchase Period in accordance with procedures prescribed by the Committee. A Participant may increase his or her rate of payroll deductions effective as of the first payroll date following the next Purchase Date by filing a new payroll deduction authorization and Plan enrollment form or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods (or any lower maximum rate as established by the Committee then in effect).

     4.3. (a) Under procedures established by the Committee, a Participant may discontinue participation in the Plan at any time during a Purchase Period by completing and filing a new payroll deduction authorization and Plan enrollment form with the Company or by following electronic or other procedures prescribed by the Committee.

          (b) If a Participant discontinues participation during a Purchase Period, his or her accumulated payroll deductions will remain in the Plan for purchase of shares as specified in Section 6 on the following Purchase Date, but the Participant will not again participate until he or she re-enrolls in the Plan. The Committee may establish rules limiting the frequency with which Participants may discontinue and resume payroll deductions under the Plan and may impose a waiting period on Participants wishing to resume payroll deductions following discontinuance. The Committee also may change the rules regarding discontinuance of participation or changes in participation in the Plan. Unless the Committee establishes rules to the contrary, a Participant who discontinues participation during a Purchase Period will not be eligible to again participate until the second Offering Period beginning after the date he or she discontinues participation in the Plan (for example, if Offering Periods begin on February 1 and Aug ust 1, and a Participant discontinues participation on March 1, he or she, absent a contrary rule by the Committee, could not re-enroll until February 1st of the following year). Re-enrollment in the Plan is governed by the provisions of Section 4.1.

          (c) In the event any Participant's employment with the Company or any Subsidiary terminates for any reason (including death) or for no reason prior to the expiration of a Purchase Period, the Participant's participation in the Plan shall terminate and all accumulated payroll deductions credited to the Participant's account shall be paid to the Participant or the Participant's estate without interest (except where required by local law). Whether a termination of employment has occurred shall be determined by the Committee whose determination shall be final and binding on all parties. The Committee also may establish rules regarding when leaves of absence or change of employment status will be considered to be a termination of employment, and the Committee may establish termination of employment procedures for this Plan which are independent of similar rules established under other benefit plans of the Company and its Subsidiaries.

     4.4. Unless a Participant discontinues participation in the Plan with respect to an Offering Period, such participant will automatically participate in each succeeding Offering Period. Such Participant is not required to file an additional enrollment form to continue participation in the Plan.


5.   OFFERING.
     ---------

     5.1. The maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be 1,000,000 shares provided, however, that such amount will be automatically increased annually beginning on August 1, 2002 in an amount equal to the least of (a) 200,000 shares, (b) two percent (2%) of the outstanding Common Stock as of the last day of the prior fiscal year or (c) such amount as may be determined by the Board of Directors (but failing such determination the lesser of (a) or (b)).

     5.2. Unless otherwise announced by the Committee, the Offering Periods of this Plan shall be of six months duration commencing on August 1 and February 1 of each year and ending on January 31 and July 31 of each year. The Committee shall have the power to change the duration of Offering Periods with respect to offerings without shareholder approval if such change is announced at least 15 days prior to the scheduled beginning of the next Offering Period to be affected.

     5.3. Enrollment by an eligible Employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to the Participant of an option to purchase on an applicable Purchase Date within the Offering Period up to that number of shares of Common Stock of the Company determined by dividing the Participant's accumulated payroll deductions and other amounts credited to the Participant's account during such Purchase Period by the lower of (i) 85% (or such greater number as the Committee may determine with respect to any Offering Period) of the Fair Market Value of a share of Common Stock on the Offering Date or (ii) 85% (or such greater number as the Committee may determine with respect to any Offering Period) of the Fair Market Value of a share of Common Stock on the Purchase Date; provided, however, that the number of shares of the Company's Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares which may be purchased pursuant to Section 5.4 below, with respect to the applicable Purchase Date or (y) the maximum number of shares set by the Committee pursuant to Section 5.5 below, with respect to the applicable Purchase Date.

     5.4. With respect to each Purchase Period, no more than 200% of the number of shares of Common Stock determined by dividing the Participant's payroll deductions and other payments accumulated in his account during the Purchase Period by 85% of the fair market value of a share of Common Stock on the Offering Date may be purchased by a Participant on any single Purchase Date.

     5.5. No Participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than 30 days prior to the commencement of any Offering Period, the Committee may, in its sole discretion, set a maximum number of shares which may be purchased by any Participant on any single Purchase Date (hereinafter the "Maximum Share Amount"). Unless otherwise determined by the Committee, the Maximum Share Amount is that permitted under Section 5.4 above but the Committee may not set a Maximum Share Amount in excess thereof. If a new Maximum Share Amount is set by the Committee, all participants must be notified of such Maximum Share
Amount prior to commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

     5.6. If the number of shares to be purchased on Purchase Date by Participants exceeds the number of shares then available for issuance under the Plan, the Company will make a pro rata allocation of the remaining shares as shall be reasonably practicable and as the Committee, in its absolute discretion, shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a Participant's option to each Participant affected.

     5.7. Notwithstanding any other provision of the Plan to the contrary, no Employee participating in the Plan shall be granted an option to purchase Common Stock under the Plan and all employee stock purchase plans of the Company and its Subsidiaries adopted under Sec. 423 of the Code at a rate which in the aggregate exceeds $25,000 of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The foregoing sentence shall be interpreted so as to comply with Section 423(b)(8) of the Code.

6.   PURCHASE OF STOCK.
     ------------------

     Upon the expiration of each Purchase Period, a Participant's option shall be exercised automatically for the purchase of that number of whole shares of Common Stock specified in Section 5.3, subject to the limitations contained in
Section 5. Any remaining amounts in the Participant's account shall remain in the account and shall be applied in the next Purchase Period towards the purchase of shares of Common Stock.


7.   PAYMENT AND DELIVERY.
     ---------------------

     7.1. Upon the exercise of an option on each Purchase Date, the Company shall deliver (by electronic or other means) to the Participant a record of the Common Stock purchased, except as specified below. The Committee may permit or require that shares be deposited directly with a broker designated by the Committee (or a broker selected by the Committee) or to a designated agent of the Company, and the Committee may utilize electronic or automated methods of share transfer. The Committee may require that shares be retained with such broker or agent for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares. The Committee may require that shares purchased under the Plan shall automatically participate in a dividend reinvestment plan or program maintained by the Company. The Company shall retain the amount of payroll deductions and other payments used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other shareholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and issued.

     7.2. The Committee, in its discretion, may impose restrictions on the transferability of shares of Common Stock acquired pursuant to this Plan, and may cause to be placed on all stock certificates or other evidences of ownership, legends or other indicators setting forth any such restrictions on transferability. Such restrictions shall apply uniformly to all Participants.


8.   RECAPITALIZATION.
     -----------------

     8.1. If after the grant of an option, but prior to the purchase of Common Stock under the option, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination or recapitalization of shares subject to options, the number of shares to be purchased pursuant to an option, the share limit of Sections 5.4 and 5.5 and the maximum number of shares specified in Section 5.1 shall be proportionately increased or decreased, the terms relating to the purchase price with respect to the option shall be appropriately adjusted by the Committee, and the Committee shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

     8.2. The Committee's determinations under this Section 8 shall be conclusive and binding on all parties.

9.   MERGER, LIQUIDATION. OTHER CORPORATION TRANSACTIONS.
     ----------------------------------------------------

     9.1. In the event of the proposed liquidation or dissolution of the Company, the Purchase Period then in progress will terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless otherwise provided by the Committee in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

     9.2. In the event of a proposed "change of control" of the Company, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, or
(2) a date established by the Board on or before the date of consummation of such change of control shall be treated as the Purchase Date for the then Purchase Period and all amounts remaining in the Participant's account shall be paid to the Participant without interest except where otherwise required by law. For purposes of this Section 9.2, "change of control" means the occurrence of either of the following events: (1) any "Person" or "Persons" as defined in Sections 13(b) and 14(b) of Securities Exchange Act of 1934, as amended (the "Act"), is or becomes the "Beneficial Owner" (as defined in Rule 13(d)-3 of the
Act), directly or indirectly, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company's then outsta nding securities or (2) more than fifty percent (50%) of the assets of the Company, which are used to generate more than fifty percent of the earnings of the Company in any one of the last three fiscal years, are disposed of, directly or indirectly, by the Company (including stock or assets of a subsidiary(ies)) in a sale, exchange, merger, reorganization or similar transaction.


10.  TRANSFERABILITY.
     ----------------

     Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 4.3.


11.  AMENDMENT OR TERMINATION OF THE PLAN.
     -------------------------------------

     11.1. The Plan shall continue until July 31, 2011, unless previously terminated in accordance with Section 11.2.

     11.2. The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, except that, without approval of the shareholders, no such revision or amendment shall:

          (a) increase the number of shares subject to the Plan, other than an adjustment under Sections 5.1 or 8 of the Plan;

          (b) modify the requirements as to eligibility for participation in the Plan, except as otherwise specified in this Plan;

          (c) reduce the purchase price consistent with Section 5.3;

          (d) extend the term of the Plan beyond the date specified in Section 11.1; or

          (e) amend this Section 11.2 to defeat its purpose.

12.  ADMINISTRATION.

     12.1. The Board shall appoint a Committee consisting of at least two members who will serve for such period of time as the Board may specify and who may be removed by the Board at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duties, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan. The Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements, to adopt sub-plans applicable to specified Subsidiaries or locations and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all participants. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Company shall pay all of the Company's expenses incurred in the administration of the Plan.

     12.2. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan to the full extent provided for under the Company's governing instruments with respect to the indemnification of Directors.


13.  COMMITTEE RULES FOR FOREIGN JURISDICTIONS.
     ------------------------------------------

     13.1. The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

     13.2. The Committee may also adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Plan. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

14.  SECURITIES LAWS REQUIREMENTS.
     -----------------------------

     The Company shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Company has determined that: (i) the Company and the Participant have taken all actions required to register the Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.


15.  GOVERNMENTAL REGULATIONS.
     -------------------------

     This Plan and the Company's obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.


16.  NO ENLARGEMENT OF EMPLOYEE RIGHTS.
     ----------------------------------

     Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Company or any Designated Subsidiary or to interfere with the right of the Company or Designated Subsidiary to discharge any Employee at any time for any reason or no reason.


17.  GOVERNING LAW.
     --------------

     This Plan shall be governed by the laws of the Commonwealth of Pennsylvania, except where federal law supersedes state law.


18.  EFFECTIVE DATE.
     ---------------

     This Plan shall be effective August 1, 2001. This Plan shall not constitute an employee stock purchase plan under Section 423 of the Code unless it is approved by the shareholders of the Company within 12 months of its adoption by the Board of Directors.

                                                                       Exhibit B

                             PROPOSED AMENDMENT TO
                          INCENTIVE COMPENSATION PLAN


     The Technitrol, Inc. Incentive Compensation Plan (the "Plan") is hereby amended as follows:

     1. The first sentence of Section 4(b) of the Plan shall be deleted in its entirety and replaced with the following:

     "To the extent that shares of Common Stock of the Company are used as incentives under the Plan, the aggregate number of shares, on a cumulative basis, which may be issued under the Plan shall not exceed 4,900,000, as appropriately adjusted in the event of one or more stock split-ups or split-downs, a combination of shares or recapitalizations, or by reason of stock dividends."

     2. The first sentence of Section 7 of the Plan shall be deleted in its entirety and replaced with the following:

     "The Plan will terminate on the earliest of (1) the date of termination specified in any resolution which may be adopted by the Board of Directors; or
(2) the granting of the maximum number of shares of Common Stock available under the Plan, as amended from time to time; or (3) December 31, 2011, the stated termination date."

     3. Except as expressly set forth in this Amendment to the Plan, the Plan is hereby ratified and confirmed without modification.

     4. The effective date of this Amendment to the Plan shall be February 13, 2001.

                                                                       Exhibit C



                            Restricted Stock Plan II
                                       Of
                                Technitrol, Inc.

                  (Amended and Restated as of January 1, 2001)

     Pursuant to the terms and conditions contained in the Technitrol, Inc. Incentive Compensation Plan, a Restricted Stock Plan II (the "Plan") was adopted for employees (the "Employees") of Technitrol, Inc. and its subsidiaries (collectively the "Company") effective the 26th day of September, 1984, and was subsequently amended and restated, effective as of February 12, 1999. The Plan is hereby amended and restated in its entirety, to be effective as of January 1, 2001.

     1. Purpose
        -------

        (a) This Plan is intended to provide a method whereby the officers of Technitrol, Inc. and key employees of the Company who are largely responsible for the operations of the Company may be offered incentives in addition to those of current compensation and future pensions to continue in the service of the Company and all of its stockholders. Such incentives shall be in the form of shares of the Common Stock of the Company (the "Shares"). The Plan is also intended to enable the Company to obtain and retain the services of qualified executive officers and key employees, and to reward and motivate them, by providing them with the opportunity to become owners of Common Stock of Technitrol, Inc.

        (b) Shares of the Company's common stock awarded under this Plan shall be immediately issued to the participating Employees in their own names, with all attendant rights of a stockholder (including, the right to receive dividends thereon and to vote such Shares, but excluding the right to physically possess such Shares for so long as they are restricted, as set forth in this Plan), subject to the restrictions, limitations, terms and conditions set forth in the Plan.

     2. Eligible Employees; Administration
        ----------------------------------

        (a) The Employees of the Company eligible to participate in the Plan shall be the officers of Technitrol, Inc. and the other key employees in the Company's corporate office and its operating business segments as determined from time to time by a Committee (the "Committee") appointed by the Company's Board of Directors (the "Board"). The Committee shall be the body which administers this Plan. The Committee must consist of at least two members, each of whom is a "non-employee director" (as defined in Section 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended).

        (b) Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (1) to select Employees and award Shares, (2) to determine the form and content of awards of Shares to be issued under the Plan,

(3) to interpret the Plan, (4) to prescribe, amend and rescind rules and regulations relating to the Plan, and (5) to make all other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing or electronically by a majority of the Committee without a meeting, shall be deemed the action of the Committee. If there are only two Committee members, they must act unanimously.

        (c) In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any grant under the Plan to the full extent provided for under the Company's governing instruments with respect to the indemnification of Directors.

     3. Issuance of Shares; Performance Based Grants; Maximum Shares
        ------------------------------------------------------------

        (a) Subject to the restrictions, terms, limitations and conditions contained in the Plan and imposed by the Committee consistent with the Plan, the Committee shall cause the Company to award and issue such number of Shares to such of the Employees from time to time as it in its sole discretion determines after consultation with the management of the Company. Upon such issuance, such Shares shall be validly issued and fully paid by the Company and shall be nonassessable. Consistent with the provisions of the Plan, the date of award (for purposes of determining the time denominated restriction period in Paragraph 4 hereof), will be the date of the meeting at which the Committee grants the Shares. Beneficial ownership is deemed to accrue to the Employee on the date the Company instructs its transfer agent to issue the Shares. Such Shares shall remain in the physical possession of the Company during any restriction period (as defined in Paragraph 4 (a) below). Each Employee, if requested by the Company, as a c ondition to transfer to him or her such Shares on the transfer books of the Company (and in order to facilitate return to the Company pursuant to Paragraph 4 hereof), shall, if so requested by the Committee, execute and deliver to the Company a blank stock power relating to such shares issued to him or her.

        (b) Such Shares may be issued at the sole discretion of the Committee from time to time on a regular or irregular basis, or as a reward for outstanding achievement or performance, or as an inducement to accept employment with the Company, or on account of such other criteria as may be established by the Committee. Notwithstanding the foregoing, all awards of Shares made to the Chief Executive Officer of Technitrol, Inc. shall, and any awards made to other Employees may, be based on the attainment of certain criteria to be designated by the Committee and specifically identified at the time of grant of the Shares from among the following criteria: cash flow, net operating profit, economic profit, earnings per share, acquisitions and/or divestitures, gross or net revenue growth, annual performance compared to approved plans, return on equity, assets, capital investment or sales, net income growth, total stockholder return, expense management, market share, new product introduction and/or organizational deve lopment. The Committee may use some or all of these performance criteria, either singly or together, and may link them to the performance of Technitrol, Inc. or any subsidiary, division or individual. The Committee shall have the sole and absolute authority to determine whether the performance criteria has been satisfied. The Committee may also require that the Chief Executive Officer of Technitrol, Inc. remain in the employ of the Company for some time after the attainment of the performance criteria prior to the removal of the restrictions on ownership as contained in Section 4(a) below.

        (c) Notwithstanding the foregoing, no Employee may be awarded more than 100,000 Shares in any 12-month period nor more than 300,000 Shares over the Employee's entire employment with the Company.

     4. Restrictions; Removal
        ---------------------

        (a) Except as otherwise set forth in this Plan, all Shares issued pursuant to this Plan shall be subject to the following restrictions. Such Shares may not be sold, transferred, assigned, pledged or otherwise alienated, encumbered or hypothecated until the restriction period as set forth in subparagraphs (b) and (c) below (the "Restriction Period") has ended.

        (b) Except as otherwise set forth in this Section 4, the Restriction Period related to the Shares issued to each Employee from time to time shall end upon the expiration of the third anniversary of the award of such Shares to all Employees other than the Chief Executive Officer of Technitrol, Inc. or such other Employees who have been awarded Shares to which performance criteria set forth in Section 3(b) above apply in which case the Restriction Period shall end upon attainment, if at all, of the performance criteria chosen by the Committee plus the fulfillment of the additional employment obligations, if any, set forth in the last sentence of Section 3(b) above. The Committee may reduce (but not increase) the number of Shares to take into account additional factors that the Committee determines relevant to measure performance. Upon the end of the Restriction Period the Shares theretofore subject to such restrictions shall be delivered to the Employee free from the restrictions provided herein. The stock power relating to such Shares shall be destroyed.

        (c) Notwithstanding subparagraph (b) above, the Committee may with respect to Employees other than the Chief Executive Officer of Technitrol, Inc., specify in an award that the Restriction Period related to the Shares issued to such Employee shall terminate upon the attainment of certain performance goals as specified in such award. The Committee shall have the sole and absolute authority to determine whether the Employee has satisfied such performance goal or other terms and conditions set forth in the award.

        (d) If an Employee dies or becomes totally disabled (as determined by the Company's long-term disability insurance carrier at the time of the event) or retires on or after his or her normal retirement date (as defined in the Technitrol, Inc. Retirement Plan) prior to the expiration of three (3) years from the dates Shares were issued to him or her under this Plan, then the Restriction Period shall end upon the date that death occurs or complete disability is deemed to have occurred, or that normal retirement is effective, and the Committee shall cause the Plan to be implemented in accordance with the provisions of Paragraph 4 and 5 of the Plan.

        (e) If an Employee elects to retire before his/her normal retirement date but on or after his/her early retirement date (as defined in the Technitrol, Inc. Retirement Plan) or has employment terminated by the Company other than for cause (as defined below) prior to the expiration of the Restriction Period, then subject to the provisions of the following sentence, the Employee shall be entitled to pro-rata vesting, based on the number of whole months elapsed since the award of such Shares divided by thirty-six, as to both the award of Shares provided in this Paragraph 4 and the cash award provided in Paragraph 5. Ownership of Shares not finally vested in the Employee after early retirement or termination other than for cause shall revert to the Company and the Employee shall have no further record, legal, beneficial or equitable interest in such Shares.

        (f) If an Employee resigns or has employment terminated by the Company for cause (as defined below) prior to the expiration of the Restriction Period, ownership of all Shares issued to the Employee still subject to the restrictions provided herein shall revert to the Company, and Employee shall have no further record, legal, beneficial or equitable interest in such Shares.

        (g) Nothing herein contained shall in any way interfere with the right of the Company to terminate the employment of the Employee for any reason whatsoever or for no reason.

        (h) Notwithstanding the foregoing, (i) in the case of subsections (d) and (e) above, the Committee shall have the right with respect to termination of the Restriction Period to adjust the effective award upward (but not in excess of the original award of Shares) or downward in its sole discretion, taking into account such factors as its determines to be relevant.

        (i) For purposes of the Plan, "cause" shall mean (A) the continued and willful failure of the Employee to follow the lawful orders of his/her direct superior, (B) violation by the Employee of a material published rule or regulation of the Company or a provision of the Company's Statement of Principles (in effect from time to time) or (C) conviction of a crime which renders the Employee unable to perform his/her duties effectively; provided that in the case of (A) or (B), the Company shall give the Employee written notice of the action or omission which the Company believes to constitute cause and the Employee shall have 30 calendar days to cure such action or omission. Determination of "cause" by the Committee shall be final and binding on all parties.

     5. Additional Cash Award
        ---------------------

        (a) If the Employee continues in the employ of the Company through the end of the Restricted Period or otherwise becomes entitled to be treated as vested under either Paragraph 4(d) or 4(e) hereof, subject to the limitations and conditions contained in Paragraph 4 (e), the Employee shall also receive a cash award (the "Cash Award") equal to the quotient of (i) the product of (A) the market value of the Company's Common Stock the subject of such award (as indicated by the closing price on the stock exchange on which the Company's shares are listed in the Wall Street Journal as of the date the Restricted Period ends or the date of the modified award under Paragraph 4 (e), if earlier, multiplied by (B) the highest individual Federal income tax rate (including any surcharge) then in effect, divided by (ii) 1 minus the highest individual Federal income tax rate (including any surcharge) then in effect, provided, however, that, subject to the last two sentences of subparagraph 5(b) below, in no event shall the am ount of the Cash Award exceed 165% of the market value of the Company's Common Stock (determined as above) subject to the award as of the date beneficial ownership accrued to the Employee.

        (b) Notwithstanding the foregoing, when an officer of Technitrol, Inc. becomes vested in his/her award, the Committee will review the officer's tax liability for that year and determine whether or not the 165% limitation stated in the preceding paragraph is sufficient to cover such tax liability. The Committee has the authority, but not the obligation, to increase the amount of the Cash Award for any such officer, subject to the approval of the Board.

        (c) Notwithstanding the foregoing, with respect to the Chief Executive Officer of Technitrol, Inc., the Cash Award shall be the full amount of the tax on the award (so that the 165% limitation in Section 5(a) shall not apply) plus the tax on the Cash Award, all of which shall be calculated at the rate of 41.5%.

        (d) The Cash Award less applicable withholding taxes shall be paid to the Employee recipient not later than (A) in cases where no Election is made under Section 83(b) of its Internal Revenue Code of 1986, as amended (the "Code"), seventy-five (75) days after (i) the last day of the calendar year in which the date the Restriction Period ends or (ii) the date on which the modified award under Paragraph 4 is approved by the Committee (in the case of Paragraph 4(e)) or (B) in the case where an Election under Section 83(b) is made within the time period required by Section 83(b) and its rules and regulations hereunder.

     6. Other Restrictions
        ------------------

        Consistent with the purposes of the Plan, the Committee may impose other restrictions on Shares issued hereunder, including, without limitation, restrictions under the Securities Act of 1933, under the requirements of any stock exchange upon which such Shares are then listed, and under any blue sky or securities laws applicable to such Shares.

     7. Change of Control
        -----------------

        (a) Notwithstanding anything to the contrary in the Plan, in the event there is a "change of control" of Technitrol, Inc., then, in that event, notwithstanding the provisions of Paragraph 4 hereof, the Restriction Period for any Shares granted under the Plan shall terminate on the date of such change of control and all Shares then in the physical possession of the Company shall be vested 100% in all Employees and distributed to them immediately, free of any and all restrictions, accompanied by the Cash Awards in the maximum amounts provided in Paragraph 5 hereof.

        (b) For purposes of the Plan, "change of control" means the occurrence of either of the following events: (1) any "Person" or "Persons" as defined in Sections 13(b) and 14(b) of Securities Exchange Act of 1934, as amended (the "Act"), is or becomes the "Beneficial Owner" (as defined in Rule 13(d)-3 of the
Act), directly or indirectly, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities or (2) more than fifty percent (50%) of the assets of the Company, which are used to generate more than fifty percent of the earnings of the Company in any one of the last three fiscal years, are disposed of, directly or indirectly, by the Company (including stock or assets of a subsidiary(ies)) in a sale, exchange, merger, reorganization or similar transaction.

     8. Assignment
        ----------

        Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution.

     9. 83 (b) Election
        ---------------

        If an employee who is a taxpayer of the United States makes an election under Section 83(b) of the Code in the year of the award of Shares, the Company, then, agrees to pay the Cash Award (as described in Paragraph 5 hereof) for all grants in the year of the award pursuant to the provision of Paragraph 5 (b) above. This election must be made within the time and manner prescribed by the Internal Revenue Code as then in effect. The Employee must sign and date an 83(b) Election Notification Form, and provide a copy to the Corporate Secretary of Technitrol, Inc. The Committee may, in its discretion, preclude any employee from making such 83(b) election.


    10. Effect of Changes in Common Stock
        ---------------------------------

        (a) Recapitalizations; Stock Splits, Etc. The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding awards shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.

        (b) Conditions and Restrictions on New, Additional, or Different Shares or Securities. If, by reason of any adjustment made pursuant to this Section, an Employee becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the award before the adjustment was made.

        (c) Other Issuances. Except as expressly provided in this Section, the issuance by the Company or an affiliate of shares of stock of any class, or of securities convertible into Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number or class of Shares then subject to awards or reserved for issuance under the Plan.


    11. Amendment; Termination
        ----------------------

        The Board of Directors of Technitrol, Inc. may from time to time amend the terms of the Plan and, with respect to any Shares at the time not issued pursuant to the Plan, suspend or terminate the Plan; provided, however, the Committee may seek shareholder approval of an amendment if it is determined to be required by or advisable under regulations of the Securities and Exchange Commission, the rules of any stock exchange on which the Company's stock is listed or other applicable law or regulation.

        No amendment, suspension or termination of the Plan shall, without the consent of any affected holders of Shares issued pursuant to the Plan, alter or impair any rights or obligations under any Shares theretofore granted under the Plan.


    12. Governing Law
        -------------

        This Plan shall be governed by the law of the Commonwealth of Pennsylvania, except to the extent that federal law is deemed to apply.

                                                                       Exhibit D


                            AUDIT COMMITTEE CHARTER


I. Mission Statement
   -----------------

The Audit Committee shall assist the Board of Directors in fulfilling its oversight responsibilities by:

o reviewing the financial reporting process
o evaluating the internal and independent audit processes
o assessing processes relating to the determination and mitigation of risks and the maintenance of an effective control environment ; and
o reviewing processes to monitor compliance with laws and regulations and the Technitrol, Inc. Corporate Statement of Principles.

The Audit Committee will provide an open avenue of communication among the independent accountants, financial and senior management, the internal audit department and the Board of Directors. Each Committee member shall work to obtain an understanding of the detailed responsibilities of Committee membership as well as the Company's business, operations and risks.


II. Organization
    ------------

The Audit Committee shall be comprised of three or more Directors, each of whom shall reasonably be viewed as independent, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent, unbiased judgement as a member of the Committee. The term "independence" shall be as defined in the New York Stock Exchange's standards.

All members of the Committee shall have a working knowledge of basic finance and accounting practices, and at least one member of the committee shall have financial management experience which includes general financial oversight and/or management (i.e. profit and loss responsibility at a division level such as its chief executive officer, chief operating officer, chief financial officer, investment banking and the like).

The members of the Committee shall be appointed by the Chairman of the Board who shall also select the Chairperson of the Audit Committee.

The Committee shall meet at least three times annually, or more frequently as circumstances dictate. As part of its task of fostering open communication among financial constituencies and the Board, the Committee should meet at least annually with the director of internal audit and the independent accountants in separate sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately.

III. Roles and Responsibilities
     --------------------------

A.  Financial Reporting
    -------------------

1. Review Technitrol's annual financial statements and any acquisition related audited statements required by Regulation S-X of the Securities Exchange Act of 1934, including any certification, report, opinion or review rendered by the independent accountants prior to their filing.

2. Determine if the financial statements and reports referred to in no. 1 above are complete and consistent with the information known to Committee members, and assess whether the financial statements reflect appropriate accounting principles.

3. Meet with Technitrol senior management to review the financial statements and management's handling of any proposed audit adjustments identified by the independent accountants.

4. Meet with the independent accountants to review the results of the annual audit and their judgments about the quality and appropriateness of Technitrol's accounting principles.

5. Review any significant disagreement among Technitrol management and the independent accountants or the internal audit department in the financial reporting process.

6. Review the integrity of Technitrol's financial reporting process, both internal and external, in consultation with the independent accountants and the internal audit department.

7. Consider and approve, if appropriate, major changes to Technitrol's auditing and accounting principles and practices as suggested by the independent accountants or Technitrol senior management.

8. Review with independent accountants and Technitrol senior management the extent to which changes and improvements in financial and accounting practices, as approved by the Audit Committee, have been implemented.


B. Internal Audit
   --------------

1. Review the activities and organizational structure of the internal audit function.

2. Review the qualifications of the persons assigned to the internal audit function and review the appointment, replacement or dismissal of the director of internal audit.

3. Review the effectiveness of the internal audit function by approving or amending the annual audit plan, monitoring progress and the adequacy of resources to address the approved audit plan.

C. Independent Audit / Auditors
   ----------------------------

1.  Review the independent accountants' proposed audit scope, approach and fees.

2. Review the performance of the independent accountants and recommend to the Board of Directors the appointment or discharge of the independent accountants.

3. Review all consulting arrangements and other non-audit related fees paid to the independent accountants.
4. Confirm the independence of the independent accountants by discussing and reviewing all significant relationships that the independent accountants have with Technitrol and obtaining their assertion of independence in accordance with professional standards.


D. Risk Assessment and Control
   ---------------------------

1. Inquire of Technitrol management, the internal auditors and the independent accountants about significant risks and exposures and review management's plans and processes including insurance plans and coverage to minimize such risks.

2. Evaluate whether Technitrol management is adequately communicating the importance of internal control and acceptable business practices to all relevant personnel.

3. Periodically privately consult with the independent accountants about internal controls and the completeness and accuracy of Technitrol's financial statements.

4. Review whether the internal control recommendations made by the internal auditors and the independent accountants are being implemented by Technitrol management and, if not, why not.


E. Compliance with Relevant laws, regulations and Technitrol's Statement of Principles
   ---------------------------------------------------------------------

1. Ensure that a Statement of Principles is formalized in writing and adequately communicated to all Technitrol employees.

2. Review the effectiveness of the system for monitoring compliance with Technitrol's Statement of Principles.

3. Periodically obtain updates from Technitrol senior management regarding compliance with applicable laws, regulations (including but not limited to, securities, tax and environmental matters) and Technitrol's Statement of Principles.

F. Other Responsibilities
   ----------------------

1.  Review officers' expenses and perquisites at least once a year.

2. Review all consulting fees paid by the company to any organization where such fees exceed $250,000 annually.

3. Institute special investigations, if necessary, and hire special counsel or experts to assist, if appropriate.

4. Review and update this Charter bi-annually, and obtain approval of changes from the Board.

5. Perform other oversight functions as requested by the full Board of Directors.

================================================================================
                                REVOCABLE PROXY
                                TECHNITROL, INC.
[X]  Please mark votes
     as in this example

                         2001 Annual Meeting Proxy

                This Proxy is solicited by the Board of Directors

     The person signing below hereby appoints Drew A. Moyer and James M. Papada, III as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Technitrol held on the record date of March 2, 2001 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on May 23, 2001, or any adjournment thereof.

     DIRECTORS RECOMMEND "FOR"
               ---------
                                       For        With-      For All
                                                  hold       Except
1. ELECTION OF DIRECTORS              [  ]        [  ]        [  ]
   Stanley E. Basara
   David H. Hofmann
   Edward M. Mazze

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "Except" and write that individual's name in the space provided below.

--------------------------------------------------------------------------------

     DIRECTORS RECOMMEND "FOR"
               ---------
                                       For       Against     Abstain
2. Proposal to approve an             [  ]        [  ]        [  ]
   increase in the number of
   authorized shares of Technitrol,
   Inc. common stock from 75 million
   shares to 175 million shares.


     DIRECTORS RECOMMEND "FOR"
               ---------
                                       For       Against     Abstain
3. Proposal to approve the            [  ]        [  ]        [  ]
   Technitrol, Inc. 2001 Employee
   Stock Purchase Plan.


     DIRECTORS RECOMMEND "FOR"
               ---------
                                       For       Against     Abstain
4. Proposal to approve amendments to  [  ]        [  ]        [  ]
   the Technitrol, Inc. Incentive
   Compensation Plan.


     DIRECTORS RECOMMEND "FOR"
               ---------
                                       For       Against     Abstain
5. Proposal to approve Restricted     [  ]        [  ]        [  ]
   Stock Plan II of Technitrol, Inc.


     DIRECTORS RECOMMEND "FOR"
               ---------
                                       For       Against     Abstain
6. Proposal to approve the selection  [  ]        [  ]        [  ]
   of KPMG LLP as independent
   auditors for the 2001 fiscal year.


7. The Proxies are authorized to vote in their discretion on other business that comes before the meeting.

     WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS DIRECTED AND IN ACCORDANCE WITH THE PROXY STATEMENT. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES, "FOR" PROPOSALS 2, 3, 4, 5 AND 6 AND IN ACCORDANCE WITH THE INSTRUCTIONS OF THE BOARD OF DIRECTORS ON ALL OTHER MATTERS.

Please be sure to sign and date this proxy in the box below.       Date

                                     -------------------------------------------

--------------------------------------------------------------------------------
Shareholder sign above                             Co-holder (if any) sign above



--------------------------------------------------------------------------------
   Detach above card, sign, date and mail in postage paid envelope provided.



                                Technitrol, Inc.
--------------------------------------------------------------------------------
     Please sign this proxy exactly as your name appears on this card. When shares are held by joint tenants, both parties should sign. If you are signing as an attorney, trustee, guardian, or in another fiduciary capacity please give your full title. If a corporation must sign, please sign in full corporate name by its President or another authorized officer. If a partnership must sign, please sign in partnership name by an authorized person.

          Please Act Promptly. Sign, Date & Mail Your Proxy Card Today.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?

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